UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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THE CHEMOURS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1007 Market Street
Wilmington, Delaware 19899
March 15, 2016
To our Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of The Chemours Company to be held on April 27, 2016 in the Burnham Ballroom at the Hotel Palomar, located at 117 South 17th Street, Philadelphia, Pennsylvania. The meeting will begin at 10:00 a.m. (Eastern time).
The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the annual meeting, including the nominees for election as directors.
We are furnishing proxy materials to our stockholders primarily over the Internet, which expedites stockholders’ receipt of proxy materials and reduces the environmental impact of our annual meeting.
Whether or not you plan to attend the annual meeting in person, please submit a proxy promptly to ensure that your shares are represented and voted at the meeting.
Sincerely,

Richard H. Brown Chairman of the Board	Mark P. Vergnano President & Chief Executive Officer

Notice of Annual Meeting
of Stockholders
Date: April 27, 2016
Time: 10:00 a.m. Eastern time
Place: Burnham Ballroom, Hotel Palomar, Philadelphia, Pennsylvania
Record date: March 1, 2016
Notice is hereby given that a meeting of the stockholders of The Chemours Company (the “Company”) will be held in the Burnham Ballroom at the Hotel Palomar, located at 117 South 17th Street, Philadelphia, PA 19103, on April 27, 2016 at 10:00 a.m. Eastern time (the “Annual Meeting”) for the following purposes:
1.
To elect two director nominees named in the accompanying Proxy Statement to serve three-year terms expiring at the Annual Meeting of Stockholders in 2019 or, if Proposal 5 is not approved, one-year terms expiring at the Annual Meeting of Stockholders in 2017;

2.
To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers;

3.
To hold a non-binding advisory vote on the frequency of the stockholder vote on the compensation of the Company’s named executive officers;

4.
To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016;

5.
To vote on the retention of the classified structure of the Company’s Board of Directors; and

6.
To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 1, 2016 are entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements of the Annual Meeting.
By Order of the Board of Directors.
David C. Shelton
Senior Vice President, General Counsel &
Corporate Secretary
March 15, 2016
Your vote is important. Even if you plan to attend the Annual Meeting, we still encourage you to submit your proxy by internet, telephone or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described under “Can I change my vote after I have delivered my proxy?” in the “Questions and Answers” section of the attached Proxy Statement.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2016:
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Stockholders,
Proxy Statement and Annual Report are available at
www.allianceproxy.com/chemours/2016.

PROXY STATEMENT
Questions and Answers

Q.
Why am I being asked to review these materials?

A.
The Board of Directors (the “Board”) of The Chemours Company (“Chemours” or the “Company”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held on April 27, 2016, beginning at 10:00 a.m. Eastern Time, in the Burnham Ballroom at the Hotel Palomar, located at 117 South 17th Street, Philadelphia, PA 19103 (the “Annual Meeting”). In order to solicit your proxy, the Company must furnish you with this Proxy Statement, which contains information about the proposals to be voted upon at the Annual Meeting. As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement. This Proxy Statement and the Company’s Annual Report to Stockholders are first being mailed to the Company’s stockholders and made available on the Internet on or about March 15, 2016.

Q.
How was Chemours separated from E. I. du Pont de Nemours and Company?

A.
On July 1, 2015, E. I. du Pont de Nemours and Company (“DuPont”) distributed 100% of the issued and outstanding shares of Chemours common stock to DuPont stockholders, as of June 23, 2015, the record date for the distribution (the “Separation”). Following the Separation, Chemours began operating as a separate, publicly traded company.

Q.
Why am I being asked to review materials online?

A.
In accordance with rules and regulations adopted by the of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the Company’s proxy materials to each stockholder, the Company is furnishing proxy materials, including this Proxy Statement and Annual Report to Stockholders, by providing access to such documents on the Internet rather than mailing printed copies of the materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) has

been sent to most of the Company’s stockholders with instructions on how to access and review the proxy materials on the Internet. The Notice also provides instructions on how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of the Company’s proxy materials, please follow the instructions for requesting such materials in the Notice.
Q.
What proposals will be voted on at the Annual Meeting and how does the Board recommend I vote?

A.
There are five proposals to be considered and voted on at the Annual Meeting. Please see the information included in this Proxy Statement relating to these proposals. The proposals to be voted on are as follows:

1.
To elect two director nominees named in this Proxy Statement to serve three-year terms expiring at the Annual Meeting of Stockholders in 2019 or, if Proposal 5 is not approved by stockholders, one-year terms expiring at the Annual Meeting of Stockholders in 2017. The Board recommends that you vote “FOR” each of the nominees to the Board.

2.
To conduct an advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends that you vote “FOR” approval of the compensation of the named executive officers.

3.
To conduct an advisory vote on the frequency of the stockholder vote to approve, on an advisory basis, the compensation of the Company’s named executive officers. The Board recommends that you vote for holding an advisory vote on the compensation of the named executive officers every “ONE YEAR.”

4.
To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016. The Board recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the

Company’s independent registered public accounting firm.
5.
To vote on the retention of the classified structure of the Board. The Board recommends that you vote “AGAINST” the retention of the classified structure.

Q.
Who may vote at the meeting?

A.
Only holders of Chemours common stock at the close of business on March 1, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. On the Record Date, there were 181,381,632 shares of Chemours common stock outstanding and entitled to vote.

Q.
How do I vote?

A.
You may vote your shares in advance using any of the following alternatives:

VIA INTERNET at www.cesvote.com.
BY TELEPHONE by dialing 1-888-693-8683.
BY MAIL by completing and mailing in a paper proxy card, as outlined in the Notice.
IN PERSON at the Annual Meeting.
If your shares are registered directly in your own name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered a “stockholder of record” with respect to those shares, and the Notice has been sent directly to you.
If, like most stockholders of the Company, you hold your shares through a broker, bank or other nominee, you are considered a “beneficial owner” of those shares, holding such shares in “street name.” If you are a beneficial owner of shares, you will receive instructions from your broker or other nominee describing how to vote your shares. To vote at the Annual Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.
If you hold shares in a 401(k) savings plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the plan will vote your plan shares in the same proportion as the shares for which they have received voting instructions.
Q.
What is the deadline for voting if I do not plan to attend the Annual Meeting?

A.
You may vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on April 26, 2016, or the Company’s agent must receive your paper proxy card by mail on or before April 26, 2016.

If you hold shares in a 401(k) savings plan, you must submit your voting instructions by the deadline specified by the 401(k) plan administrator to allow them sufficient time for voting. If you participate in the DuPont Retirement Savings Plan or the Thrift Plan for Employees of Sentinel Transportation, the voting deadline is 11:59 p.m., Eastern Time, on April 24, 2016.
Q.
If I do provide voting instructions and/or grant my proxy, who will vote my shares at the Annual Meeting and how will they vote my shares?

A.
Mark E. Newman and David C. Shelton are officers of the Company and were named by the Board as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board.

Q.
Who will count the votes?

A.
A representative of Alliance Advisors, LLC, an independent tabulator, will count the vote and act as the inspector of election.

Q.
Can I change my vote after I have delivered my proxy?

A.
A subsequent vote by any means will change your prior vote.

For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received prior to the Annual Meeting will be the one counted. If you are a stockholder of record, you may also change your vote by voting in person at the Annual Meeting. Beneficial owners wishing to change their votes after returning voting instructions to their broker or other nominee must contact the broker or nominee directly.
Q.
Can I revoke a proxy?

A.
Yes. A stockholder of record may revoke a properly executed proxy at any time before its exercise by submitting a letter addressed to, and received by, the Corporate Secretary of the Company, by delivering later dated proxy instructions or by voting in person at the meeting. Beneficial owners cannot revoke their proxies in person at the Annual Meeting because the actual registered stockholders — the broker, bank or other nominees — will not be present. Beneficial owners who wish to vote at the Annual Meeting must obtain a legal proxy from their broker, bank or other nominee.
Q.
What does it mean if I receive more than one Notice, proxy or voting instruction card?

A.
It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive. The Company encourages you to register all your accounts in the same name and address. Registered stockholders may contact the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), at P.O. Box 30170, College Station, TX 77842; (866) 478-8569. Beneficial owners holding Chemours common stock through a broker, bank or other nominee should contact their broker, bank or nominee and request consolidation of their accounts.

Q.
What is a quorum? Why is a quorum required?

A.
Return of your proxy is important because a quorum is required for the Company stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting the Company to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal, shares represented by “broker non-votes” will be counted in determining whether there is a quorum present. If there is not a quorum present at the Annual Meeting, the Company will be forced to reconvene the Annual Meeting at a later date.

Q.
How many votes are needed to approve each of the proposals?

A.
Proposal 1: Each director nominee will be elected by a majority of the votes cast on such nominee by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that if the number of votes “for” a nominee exceeds the number of votes “against” the nominee, such nominee will be elected as a director. Each nominee has agreed to tender his or her resignation if he or she is not elected by the requisite vote. In such event, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation of the incumbent director. The Board will act on the resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and publicly disclose its decision within ninety (90) days following certification of the election results.

Proposal 2: Approval, on an advisory basis, of the compensation of the Company’s named executive officers requires the affirmative vote of a majority of those shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that if the number of votes “for” the proposal exceeds the number of votes “against” the proposal plus the number of abstentions, the proposal will be approved.
Proposal 3: The frequency option — one year, two years, or three years — for the non-binding advisory approval of the compensation of the Company’s named executive officers that receives the most affirmative votes of all votes cast is the one that will be deemed approved by the stockholders. This voting method is referred to as a “plurality” of the votes cast.
Proposal 4: Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
Proposal 5: Retention of the classified structure of the Board of Directors requires the affirmative vote of the majority of votes cast on the proposal by the shares of Chemours common stock entitled to vote at the Annual Meeting. This means that if the number of votes cast “for” the proposal exceeds the number of votes cast

“against” the proposal, the proposal will be approved and the Company will retain a classified board. Conversely, if the number of votes cast “against” the proposal exceeds the number of votes cast “for” the proposal, the board of directors will immediately become annually elected starting at the 2017 Annual Meeting.
Q.
How are votes counted?

A.
Under Delaware law and the Company’s Certificate of Incorporation, as amended and restated (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and restated (the “Bylaws”), all votes entitled to be cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter, whether those stockholders vote “for,” “against,” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required to approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 2), and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (Proposal 4). For the election of directors (Proposal 1), the number of votes cast “for” a nominee must exceed the number of votes cast “against” the nominee for such nominee to be elected as a director (except in the case of a contested election, in which case directors will be elected by a plurality of votes cast). With respect to the non-binding advisory vote on the frequency of stockholder votes on the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3), the frequency option — one year, two years, or three years — that receives the most votes “for” of all votes cast on the proposal will be the frequency option approved by the stockholders. Lastly, the proposal to retain the Company’s classified board structure (Proposal 5) will be approved by stockholders if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal.

Q.
What is the effect of an abstention?

A.
The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting, so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast “for,” “against,” or to abstain, and votes to abstain will have no effect. Abstentions may be specified on all other proposals. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting also has no effect on the outcome of the votes for the frequency of stockholder votes on the compensation of the Company’s named executive officers or the retention of a classified board of directors. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting has the same legal effect as a vote “against” approval of the compensation of the Company’s named executive officers and ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016.
Q.
How will votes be counted on shares held through brokers?

A.
If you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, the retention of a classified board of directors or the advisory proposals to approve the compensation of the Company’s named executive officers and the frequency of stockholder votes on the compensation of the Company’s named executive officers unless the brokers receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, assuming that a quorum is obtained.

Q.
Where can I find voting results of the Annual Meeting?

A.
We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Q.
Who will bear the cost for soliciting votes for the Annual Meeting?

A.
We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners and the fee to Innisfree M&A Incorporated (“Innisfree”), who will help the Company solicit proxies. We anticipate that the fee to Innisfree will be approximately $12,500, plus expenses. In addition, proxies may be solicited by mail, email, in person, or by telephone or fax by certain of the Company’s directors, officers and other employees.

Q.
Who may attend the Annual Meeting? What is the process for attending the Annual Meeting?

A.
If you plan to attend the Annual Meeting, you must be a holder of Company shares as of the Record Date of March 1, 2016, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can request an admission ticket from Chemours Investor Relations by calling (302) 773-3291 or by e-mailing annualmeeting@chemours.com. You must bring your admission ticket to the Annual Meeting to ensure access to the meeting.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 5:00 p.m. Eastern time on April 20, 2016. Please note that seating is limited. As a result, we are not able to admit the guests of either stockholders or their legal proxy holders. Requests for tickets will be accepted on a first-come, first-served basis.
On the day of the meeting, each stockholder will be required to present: a valid picture identification such as a driver’s license or passport, copy of your brokerage statement (if you hold your shares in street name) and your admission ticket. You may be denied admission if you do not provide this information. Registration will begin at 9:00 a.m. Eastern time and the
Annual Meeting will begin at 10:00 a.m. Eastern time. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security check point before being granted access to the meeting.
Q.
Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A.
Yes.

Stockholders of record can sign up for electronic delivery at www.allianceproxy.com/chemours/2016. If you vote through the Internet, you can also sign up for electronic delivery by following the instructions that appear after you finish voting. You will receive an e-mail next year containing links to the Company’s Annual Report to Stockholders and the Proxy Statement for the Company’s 2017 Annual Meeting.
Beneficial owners may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees the Company incurs in connection with the solicitation of proxies.
Q.
What is “householding”?

A.
As permitted by SEC rules, the Company has adopted a procedure called “householding,” under which multiple stockholders who have the same address will receive a single Notice and, if applicable, a single set of annual report and other proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the Company by reducing printing and postage costs.

If you are a registered holder who participates in householding and wish to receive a separate Notice or set of proxy materials for the Annual Meeting, please contact Alliance Advisors, LLC by calling 1-877-777-2857 or by e-mailing requests@viewproxy.com.
Registered stockholders who share the same address and who wish to receive a single copy of proxy materials per household in the future may contact Computershare at P.O. Box 30170, College Station, TX 77842; (866) 478-8569. Beneficial owners should contact their broker or other nominee to request information about householding.
Q.
How can I communicate with the Company’s Board?

A.
Stockholders may send communications to the Board in care of the Corporate Secretary, The Chemours Company, 1007 Market Street, Wilmington, Delaware 19899. Please indicate whether your message is for the Board as a whole, a particular group or committee of directors, or an individual director.

Q.
What if I have additional questions?

A.
If you have additional questions about the Annual Meeting or any of the information presented in this Proxy Statement, you may direct your questions to Chemours Investor Relations at annualmeeting@chemours.com, or call (302) 773-3291.

Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board currently consists of eight members. All members of the Board were appointed in connection with the Separation when the Company was a wholly-owned subsidiary of DuPont.
Pursuant to the Company’s Certificate of Incorporation, following the Separation, the Board was constituted into three classes, as follows:
Class I: Bradley J. Bell and Mary B. Cranston, whose terms expire at the first Annual Meeting of Stockholders following the Separation (i.e., the Annual Meeting);
Class II: Curtis V. Anastasio, Dawn L. Farrell and Stephen D. Newlin, whose terms expire at the second annual meeting of the stockholders following the Separation (i.e., the Annual Meeting of Stockholders to be held in 2017); and
Class III: Richard H. Brown, Curtis J. Crawford and Mark P. Vergnano, whose terms expire at the third annual meeting of stockholders following the Separation (i.e., the Annual Meeting of Stockholders to be held in 2018).
The Board of Directors has nominated Bradley J. Bell and Mary B. Cranston for election as Class I directors. Both of the nominees are current members of the Board. We are not seeking the election of Class II directors or Class III directors, whose terms have not yet expired. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement.
The Company’s Certificate of Incorporation requires the Company, at the Annual Meeting, to submit a proposal to the Company’s stockholders to retain a classified board structure. We have included this proposal as Proposal 5 in this Proxy Statement. If
Proposal 5 is approved by the requisite vote of the Company’s stockholders, then the directors elected at the Annual Meeting will serve for a three-year term (or until their successors are duly elected or qualified, or such directors’ earlier resignation or removal). If Proposal 5 is not approved by the requisite vote of the Company’s stockholders, then the Board will become annually elected following the Annual Meeting, and the directors elected at the Annual Meeting will serve for a one-year term (or until their successors are duly elected or qualified, or such directors’ earlier resignation or removal).
Accordingly, if elected, Mr. Bell and Ms. Cranston will hold office until the Annual Meeting of Stockholders to be held in 2019 or, if Proposal 5 is not approved by stockholders at the Annual Meeting, until the Annual Meeting of Stockholders to be held in 2017, and in each case until their successors are elected and qualified. For additional information about the vote on retaining a classified board structure, please see Proposal 5 beginning on page 51 of this Proxy Statement.
The Nominating and Corporate Governance Committee, consisting solely of  “independent directors” as defined in the New York Stock Exchange (“NYSE”) Listing Standards, recommended the two directors set forth in Proposal 1 for nomination. Based on this recommendation and each nominee’s credentials and experience outlined below, the Board has determined that each such nominee can make a significant contribution to the Board and should serve as a director of the Company.
Each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. In that case, your shares will be voted for that other person.
The information below provides biographical information about each of the directors, including information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that factored into the Board’s determination that the person should serve as a director of the Company.

Current Director Nominees

Name, Tenure and Age	Principal Occupation, Business Experience, Qualifications and Directorships

Mr. Bell currently serves on the board of directors of Momentive Performance Materials Inc., a global manufacturer of silicones, quartz, and ceramics, since October 2014, where he has been Non-Executive Chair since December 2014. Since its initial public offering in July 2015, he has served on the board of Hennessy Capital Acquisition Corp II, a company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. From January 2014 to February 2015, he served as a director of Hennessy Capital Acquisition Corp (a separate entity from the Hennessy Capital Acquisition Corp II for which he currently serves as a director), which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation. Mr. Bell also served on the board of directors of Compass Minerals International, Inc., a leading producer of salt and specialty nutrients, from 2003 to 2015. From 2001 to 2015, Mr. Bell served on the board of IDEX Corporation, an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products. He formerly served as Executive Vice President and Chief Financial Officer of Nalco Holding Company, a global leader in water treatment and process chemical services, from 2003 to 2010. Prior to joining Nalco Holding, he served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company from 1997 to 2003.
Skills and Qualifications
Through his over 30 years of executive experience in the technology, manufacturing and chemicals industries, Mr. Bell has developed financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. His experience includes over 12 years of experience as a chief financial officer of a publicly traded company, during which he obtained significant financial management and reporting expertise. Mr. Bell has over 20 years of experience as a director of multiple public companies, which allows him to bring the Board substantial knowledge of corporate governance, risk management and succession planning.

Bradley J. Bell Director since 2015 Age 63

Ms. Cranston is a retired Senior Partner and Chair Emeritus of Pillsbury Winthrop Shaw Pittman, LLP, an international law firm. Prior to her retirement in 2012, Ms. Cranston served as Senior Partner and Chair Emeritus from 2007 to 2011 and Chair and Chief Executive Officer from 1999 to 2006. Ms. Cranston has served on the board of Visa, Inc., since 2007. Ms. Cranston previously served on the following boards of directors: GrafTech International Ltd (2000 to 2014), International Rectifier Corporation (2008 to 2015), Juniper Networks, Inc. (2007 to 2015), and Exponent, Inc. (2010 to 2014).
Skills and Qualifications
Ms. Cranston brings leadership experience and expertise in financial matters, risk management, legal matters and corporate governance. She has over 30 years of experience in mergers and acquisitions as a legal advisor and oversaw two large mergers while she was the Chief Executive Officer of Pillsbury. Ms. Cranston also has experience in the areas of trade, antitrust, telecommunications, SEC enforcement and environmental law. Through her board memberships, she has dealt with cybersecurity issues, stockholder activism and board engagement with stockholders.

Mary B. Cranston Director since 2015 Age 68

Directors Whose Terms Have Not Yet Expired

Name, Tenure and Age	Principal Occupation, Business Experience, Qualifications and Directorships

Since 2014, Mr. Anastasio has served as Executive Chair of GasLog Partners LP, a global owner, operator, and manager of liquefied natural gas carriers. Mr. Anastasio has also served as Vice Chair of Par Pacific Holdings, Inc. (formerly, Par Petroleum Corporation), a diversified energy company, from 2014 to 2015. Formerly, he served as President, Chief Executive Officer and Executive Director of NuStar Energy, L.P. (formerly Valero L.P.) from 2001 to 2013. He also served as President, Chief Executive Officer and Executive Director of NuStar GP Holdings, LLC (formerly Valero GP Holdings, LLC) from 2006 to 2013. Mr. Anastasio has also served on the board of the Federal Reserve Bank of Dallas since 2014.
Skills and Qualifications
Mr. Anastasio has significant leadership experience as both an executive officer and board member of public companies. Through his experience as a former chief executive officer, he is able to provide the Board with valuable insight on global business management and financial matters. Mr. Anastasio’s knowledge of financial matters is further enhanced by his role as audit committee chairman of Par Petroleum Corporation. He also has valuable experience in marketing, business development and logistics.

Curtis V. Anastasio Director since 2015 Age 59

Mr. Brown has served as Chairman of the Board since the Separation. He currently serves as Chair of Browz, LLC, a global leader of contractor pre-qualification and compliance solutions since 2005. Formerly, Mr. Brown served as Chair and Chief Executive Officer of Electronic Data Systems (EDS) from 1999 to 2003. Prior to joining EDS, Mr. Brown served as Chief Executive Officer of Cable & Wireless PLC from 1996 to 1999, H&R Block Inc. from 1995 to 1996 and Illinois Bell Telephone Company from 1990 to 1995. He is a Trustee Emeritus of the Ohio University Foundation. He previously served on the board of E. I. du Pont de Nemours and Company from 2001 to 2015 and formerly served as a member of the Business Roundtable, the President’s Advisory Committee on Trade and Policy Negotiations, the U.S.-Japan Business Council, the French-American Business Council, and the President’s National Security Telecommunications Advisory Committee.
Skills and Qualifications
From his experiences as the chief executive officer and chairman of the board of several large public companies, Mr. Brown has valuable knowledge in the areas of global business management and operations, as well as, the chemicals industry, corporate governance, financial matters, information technology, investor relations and supply chain logistics. His past experience serving as a public company chairman and his knowledge of the chemicals industry make Mr. Brown uniquely qualified to be the Chairman of the Board.

Richard H. Brown Director since 2015 Age 68

Name, Tenure and Age	Principal Occupation, Business Experience, Qualifications and Directorships

Dr. Crawford currently serves as President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance, since 2003. Prior to founding XCEO Inc. in 2003, he served as President and Chief Executive Officer of Onix Microsystems and Zilog Inc. Dr. Crawford currently serves on the boards of Xylem Inc., since 2011 and ON Semiconductor, since 1999 and is the author of three books on leadership and corporate governance. He previously served on the board of E. I. du Pont de Nemours and Company from 1998 to 2015, and on the boards of ITT Corp., Agilysys, Lyondell Petrochemical, The Sisters of Mercy Health Corporation and DePaul University. In 2011, Dr. Crawford was awarded the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors (NACD) for his contribution to corporate governance and for having made a meaningful impact in the boardroom.
Skills and Qualifications
Dr. Crawford has more than 20 years of board experience and has developed an expertise in corporate governance and boardroom leadership. As an executive of several companies, he gained experience in a range of fields including technological innovation and the chemicals industry. Dr. Crawford has developed comprehensive risk management programs for major corporations and also has substantial experience in financial matters, executive compensation and succession planning. From his experience as the president and chief executive officer of a consulting firm, he provides the Board with a unique perspective on corporate governance matters.

Curtis J. Crawford Director since 2015 Age 68

Since 2012, Ms. Farrell has served as President and Chief Executive Officer of TransAlta Corporation, an electricity power generator and wholesale marketing company. Prior to becoming President and Chief Executive Officer of TransAlta, Ms. Farrell held a variety of increasingly responsible leadership positions, including Chief Operating Officer from 2009 to 2011, and Executive Vice President of Commercial Operations and Development from 2007 to 2009. Prior to rejoining TransAlta in 2007, she served as the Executive Vice President of Generation for BC Hydro from 2003 to 2006. Ms. Farrell has served on the board of TransAlta Corporation since 2012 and on the Business Council of Canada since 2013.
Skills and Qualifications
From her role as both chief executive officer and board member of a public company, Ms. Farrell gives the Board important insight in the areas of leadership, global business management and operations, risk management and financial matters. Ms. Farrell has substantial experience handling large acquisitions, implementing environmental health and safety programs and negotiating major regulatory deals.

Dawn L. Farrell Director since 2015 Age 56

Name, Tenure and Age	Principal Occupation, Business Experience, Qualifications and Directorships

Mr. Newlin currently serves as Executive Chair of PolyOne Corporation, a global provider of specialized polymer materials, services, and solutions, since 2014. Formerly, he served as the Chair, President, and Chief Executive Officer of PolyOne from 2006 to 2014. Prior to joining PolyOne, Mr. Newlin served as President Industrial Sector of Ecolab Inc. from 2003 to 2006 and Vice Chair, President, and Chief Operating Officer of Nalco Chemical Company from 2000 to 2001. He currently serves as a Director of PolyOne Corporation since 2006, Univar Corporation since 2015, and Oshkosh Corporation since 2013. Mr. Newlin served on the boards of the Black Hills Corporation from 2004 to 2015, and The Valspar Corporation from 2007 to 2012.
Skills and Qualifications
Mr. Newlin has substantial leadership experience in global business management and operations, including 37 years of experience in the chemicals industry. Through his roles as an executive officer and board member of several public companies, he gives the Board a wealth of experience in corporate governance, compensation and succession planning, issues involving technological innovation, risk management and financial matters. Mr. Newlin also has significant experience with investor relations, environmental health and safety, mergers and acquisitions and capital markets transactions.

Stephen D. Newlin Director since 2015 Age 63
Mark P. Vergnano Director since 2015 Age 58
Mr. Vergnano has served as the Company’s President and Chief Executive Officer since July 1, 2015. In October 2009, Mr. Vergnano was appointed Executive Vice President of DuPont and was responsible for multiple businesses and functions, including the businesses in the Chemours segment: DuPont Chemicals & Fluoroproducts and Titanium Technologies. In June 2006, he was named Group Vice President of DuPont Safety & Protection. In October 2005, he was named Vice President and General Manager — Surfaces and Building Innovations. In February 2003, he was named Vice President and General Manager — Nonwovens. Prior to that, he had several assignments in manufacturing, technology, marketing, sales and business strategy. Mr. Vergnano joined DuPont in 1980 as a process engineer. Mr. Vergnano serves on the board of directors of Johnson Controls, Inc., since 2011; the National Safety Council, since 2007; and the American Chemistry Council, since 2015.
Skills and Qualifications
Mr. Vergnano has substantial leadership experience in the chemicals industry and in global business management and operations. He also brings knowledge and experience in technological innovation, risk management, corporate governance and financial matters. Through his former role with DuPont and his current role as the Company’s President and Chief Executive Officer, Mr. Vergnano has substantial knowledge of the Company and its industry.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF ITS TWO DIRECTOR NOMINEES.

Corporate Governance
Corporate Governance Practices

The Board is committed to the highest standards of corporate governance, which is essential for sustained success and long-term stockholder value.
In light of this goal, the Board has adopted the Corporate Governance Guidelines, which provide the framework for the Company’s corporate governance. The Nominating and Corporate Governance Committee of the Board reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. Among other things, the Corporate Governance Guidelines provide that:
➢
Independent directors will meet regularly in executive session in conjunction with regularly scheduled Board meetings;

➢
Directors have access to the Company’s management and, in addition, are encouraged to visit the Company’s facilities. As necessary and appropriate, the Board and its Committees may retain outside legal, financial or other advisors; and
➢
The Board will make an annual self-evaluation of its performance with a particular focus on overall effectiveness.

The Corporate Governance Guidelines, along with the Charters of the Board Committees, the Company’s Code of Conduct, the Code of Ethics for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Controller and the Code of Business Conduct and Ethics for the Board of Directors are available on the Company’s website at www.chemours.com, under the heading “Investor Relations” and then “Corporate Governance.”

Board Leadership Structure

Mr. Richard H. Brown serves as the Chairman of the Board. The Company’s governing documents allow the roles of Chairman and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separated or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. The Board will periodically consider the advantages of having an independent Chairman and a combined Chairman and CEO and is open to different structures as circumstances may warrant.
At this time, separating the roles of Chairman and CEO serves the best interests of Chemours and its stockholders. By having an independent Chairman, the CEO can focus primarily on the Company’s business strategy and operations following the recent transition to an independent, publicly traded company. While the Company’s CEO and senior management, working with the Board, set the strategic direction for Chemours, and the CEO provides day-to-day leadership, the independent Chairman leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the CEO.

Director Independence

The Nominating and Corporate Governance Committee of the Board is responsible for reviewing the qualifications and independence of members of the Board and its various Committees on a periodic basis, as well as, the composition of the Board as a whole. This assessment includes members’ qualifications as independent, as well as, consideration of skills and experience in relation to the needs of the Board. Director nominees are recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its Charter. The ultimate responsibility for selection of director nominees resides with the Board. The qualifications that the Board considers when nominating directors is discussed in more detail under “Director Nominees and Director Qualification Standards” in this Proxy Statement.

Independent Directors
The Board assesses the independence of directors and examines the nature and extent of any relations between the Company and directors, their families and their affiliates. The Corporate Governance Guidelines provide that a director is “independent” if he or she satisfies the NYSE Listing Standards on director independence and the Board affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has determined that, with the exception of Mr. Vergnano, the Company’s CEO, each of the remaining seven directors — Curtis V. Anastasio, Bradley J. Bell, Richard H. Brown, Mary B. Cranston, Curtis J. Crawford, Dawn L. Farrell and Stephen D. Newlin — is independent.

Committee Independence Requirements
All members serving on the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee must be independent as defined by the Corporate Governance Guidelines.
In addition, Audit Committee members must meet heightened independence criteria under NYSE Listing Standards and the rules and regulations of the SEC relating to audit committees; and each Compensation Committee member must meet heightened independence criteria under NYSE
Listing Standards and the rules and regulations of the SEC relating to compensation committees, be a “non-employee director” pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has determined that each member of the Audit Committee and Compensation Committee meets the requisite independence and other requirements.

Oversight of Risk Management

The Board of Directors is responsible for oversight of risk management. In fulfilling its oversight responsibility, the Board receives various management and Committee reports and engages in periodic discussions with the Company’s officers as it may deem appropriate. In addition, each of the Board Committees considers the risks within its areas of responsibility. For example, the Audit Committee focuses on risks inherent in the Company’s accounting, financial reporting and internal controls; and the Compensation Committee considers the risks that may be implicated by the Company’s incentive compensation program. The Compensation Committee’s assessment of risk related to compensation practices is discussed in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Nominating and Corporate Governance Committee provides oversight regarding the Company’s policies on political contributions and lobbying expenses. The Nominating and Corporate Governance Committee is also responsible for reviewing transactions between the Company and related persons, which is discussed in more detail under “Certain Relationships and Transactions” in this Proxy Statement.
Pursuant to its Charter, the Audit Committee assists the Board of Directors in oversight of the Company’s compliance with legal and regulatory requirements. In fulfilling this role, the Audit Committee reviews with the Company’s General Counsel or the attorney(s) designated by the General Counsel, any legal matters that may have a material impact on the Company’s financial statements. The Audit Committee also meets at least annually with the CFO and other members of management, as the Audit Committee deems appropriate, to discuss in a general manner the policies and practices that govern the processes by which major risk exposures are identified, assessed, managed and controlled on an enterprise-wide basis. Additionally, on a general basis not less than annually, the Audit Committee reviews and approves the Company’s decisions, if any, to enter into swaps, including security-based swaps, in reliance on the “end-user” exception from mandatory clearing and exchange trading requirements.
The leadership structure of the Board supports its effective oversight of the Company’s risk management.

Succession Planning

The Board plans for succession to the position of CEO. The Compensation Committee oversees the succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as, perspective on potential candidates from outside the
Company. The Board has available, on a continuing basis, the CEO’s recommendation should he or she be unexpectedly unable to serve.
The CEO also provides the Board with an assessment of potential successors to key positions.

Director Education

New directors participate in an orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values including ethics, compliance programs, corporate governance practices and other key policies and practices through a review of background materials, meetings with senior executives and visits to Company facilities. The Nominating and Corporate Governance Committee is responsible for providing guidance on directors’ continuing education.

Code of Conduct

The Company is committed to high standards of ethical conduct and professionalism, and the Company’s Code of Conduct confirms the commitment to ethical behavior in the conduct of all activities.
In furtherance of this commitment, the Company has adopted a Code of Conduct, a Code of Business Conduct and Ethics for the Board of Directors, and a Code of Ethics for the CEO, CFO and Controller.
➢
The Code of Conduct applies to all directors, all officers (including the CEO, CFO and Controller) and employees of Chemours, and it sets forth the Company’s policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of Chemours and customer property and providing a proper and professional work environment. The Code of Conduct sets forth a worldwide toll-free and internet-based ethics hotline, which employees can use to communicate any ethics-related concerns, and we provide training on ethics and compliance topics for employees.

➢
The Code of Business Conduct and Ethics for the Board of Directors applies to all directors,

and is intended to (i) foster the highest ethical standards, and integrity; (ii) focus the Board and each director on areas of potential ethical risk and conflicts of interest; (iii) guide directors in recognizing and dealing with ethical issues; (iv) establish reporting mechanisms; and (v) promote a culture of honesty and accountability.
➢
The Code of Ethics for the CEO, CFO and Controller applies to those three executive officers. This Code sets forth the standards of conduct that the CEO, CFO and Controller must uphold while performing his or her duties.

In fiscal year 2015, there were no waivers of any provisions of  (i) the Code of Conduct; (ii) the Code of Business Conduct and Ethics for the Board of Directors; or (iii) the Code of Ethics for the CEO, CFO and Controller. In the event the Company amends or waives any provision of any Code of Conduct or Code of Ethics that relates to any element of the definition of  “code of ethics” enumerated in Item 406(b) of Regulation S-K promulgated under the Exchange Act, the Company intends to disclose these actions on the Company website at www.chemours.com.

BOARD STRUCTURE AND COMMITTEE COMPOSITION

The Board has eight Directors and three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.
The table below reflects the current membership of each Committee and the number of meetings held by each committee following the Separation during fiscal year 2015. Mr. Richard H. Brown, as Chairman of the Board, and Mark P. Vergnano, as President and Chief Executive Officer, are not members of any Committee.
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Curtis V. Anastasio	X		X
Bradley J. Bell	C	X
Mary B. Cranston	X	X
Dr. Curtis J. Crawford	X		C
Dawn L. Farrell		X	X
Stephen D. Newlin		C	X
2015 Meetings	6	3	2
X = Member		C = Chair
Following the Separation, the Board met eight times during fiscal year 2015. All of the directors attended over 75% of the Board meetings and meetings of the Committees on which they served. The Company’s Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board, its Committees on which they serve, and the Annual Meeting of Stockholders.
Each committee operates under a written charter. The Charters are available on the Company’s corporate website, www.chemours.com, under the heading “Investor Relations” and “Corporate Governance.” The principal functions of each Committee are summarized below.
Audit Committee

The responsibilities of the Audit Committee are more fully described in the Audit Committee Charter and include, among other duties, the fulfillment of its and the Board’s oversight responsibilities relating to:
➢
The integrity of the financial statements of the Company.

➢
The qualifications and independence of the Company’s independent auditor.

➢
The performance of the Company’s internal audit function and independent auditors.

➢
Compliance by the Company with legal and regulatory requirements.

The Audit Committee consists entirely of independent directors, and each meets the heightened independence requirements under NYSE Listing Standards and the rules and regulations of the SEC relating to audit committees. Each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment. Additionally, the Board of Directors determined, in its business judgment, that each member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC.

Compensation Committee

The responsibilities of the Compensation Committee are more fully described in the Compensation Committee Charter and include, among other duties:
➢
Assess current and future senior leadership talent, including their development and the succession plans of the CEO and other key management positions.

➢
Review and approve the Company’s programs for executive development, performance and skills evaluations.

➢
Conduct an annual review of the Company’s diversity talent, as well as, diversity representation on the slate for key positions.

➢
Oversee the performance evaluation of the CEO based on input from other independent directors versus Board-approved goals and objectives.

➢
Recommend to the independent members of the Board the compensation for the CEO.

➢
Review and approve compensation and employment arrangements, including equity compensation plans, bonus plans and severance agreements as appropriate, of the CEO and other senior executive officers other than the CEO.

➢
Review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk.

➢
Review and approve the Compensation Discussion and Analysis and the Committee report included in the Company’s Proxy Statement or other applicable SEC filings.

➢
Review the voting results of any say-on-pay or related stockholder proposals.

The Compensation Committee consists entirely of independent directors, and each member meets the heightened independence requirements under NYSE Listing Standards and the rules and regulations of the SEC relating to compensation committees and is a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Code.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2015, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any company that employed or employs any member of the Compensation Committee. In addition, no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company having an executive officer who serves on the Board.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee are more fully described in the Nominating and Corporate Governance Committee Charter and include, among other duties:
➢
Develop and recommend to the Board of Directors a set of corporate governance guidelines for the Company.

➢
Identify individuals qualified to become Board members consistent with criteria approved by the Board and recommend to the Board nominees for election as directors of the Company, including nominees whom the Board proposes for election as directors at the Annual Meeting.
➢
Review and approve any transaction between the Company and any related person in accordance with the Company’s policies and procedures for transactions with related persons.

➢
Oversee the Company’s corporate governance practices, including reviewing and recommending to the Board of Directors for approval any changes to the Company’s Code of Conduct, Certificate of Incorporation, Bylaws and Committee Charters.
➢
Conduct an annual assessment of the Committee’s performance, oversee the evaluation of the entire Board of Directors and its other Committees and report its findings to the Board of Directors.

The Nominating and Corporate Governance Committee consists entirely of independent directors, and each meets the independence requirements set forth in the NYSE Listing Standards.

Director Nominees and Director Qualification Standards
The Chemours Nominating and Corporate Governance Committee will consider potential candidates suggested by Board members, as well as, management, stockholders and others.
The Board’s Corporate Governance Guidelines describe qualifications for directors. Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight and knowledge; business acumen; and significant professional accomplishment. The specific skills, experience and criteria that the Board may consider, and which may vary over time depending on current needs, include leadership; other board experience; experience involving technological innovation; chemicals industry experience; financial expertise; corporate governance; compensation and succession planning; familiarity with issues affecting global businesses; experience with global business management and operations; risk management; prior government service; and diversity. Additionally, directors will be expected to be willing and able to devote the necessary time, energy and attention to assure diligent performance of their responsibilities.
When considering candidates for nomination, the Nominating and Corporate Governance Committee takes into account these factors, among other items, to assure that new directors have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and will be most effective, in conjunction with other directors, in serving the long-term interest of all stockholders. The Nominating and Corporate Governance Committee will not nominate for election as a director a partner, member, managing director, executive officer or principal of any entity that provides accounting, consulting, legal, investment banking or financial advisory services to Chemours.
Once the Nominating and Corporate Governance Committee has identified a prospective candidate, the Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Nominating and
Corporate Governance Committee with the recommendation of the prospective candidate, as well as, the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate. This may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the likelihood that the prospective nominee can satisfy the factors described above. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that further consideration is warranted, it may gather additional information about the prospective nominee’s background and experience.
The Nominating and Corporate Governance Committee also may consider other relevant factors as it deems appropriate, including the current composition of the Board and specific needs of the Board to assure its effectiveness. In connection with this evaluation, the Nominating and Corporate Governance Committee will determine whether to interview the prospective nominee. One or more members of the Nominating and Corporate Governance Committee and other Directors, as appropriate, may interview the prospective nominee in person or by telephone. After completing its evaluation, the Committee will conclude whether to make a recommendation to the full Board for its consideration.
The Nominating and Corporate Governance Committee considers candidates for director suggested by stockholders, applying the factors for potential candidates described above and taking into account the additional information provided by the stockholder or gathered by the Committee. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary and include the detailed information required under the Company’s Bylaws.
A stockholder’s written notice to the Corporate Secretary described in the preceding paragraph must be delivered to The Chemours Company, 1007 Market Street, Wilmington, DE 19899, Attention:

Corporate Secretary. Stockholders who wish to nominate candidates for the Board of Directors must follow the procedures described under “2017 Annual Meeting of Stockholders — Procedures for Submitting Stockholder Proposals and Nominations” in this Proxy Statement.
The Chairman of the Annual Meeting or any other annual meeting or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

Director Compensation
Overview

Non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. The Nominating and Corporate Governance Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.
Effective July 1, 2015, non-employee directors are entitled to the following annual retainers (subject to pro-ration as discussed below):
Fiscal Year 2015 Director Retainers
Annual Retainer(1)	$90,000
Annual Equity Award(2)	$110,000
Non-Executive Chairman Retainer(1)	$110,000
Audit Committee Chair Retainer(1)	$20,000
Compensation Committee Chair Retainer(1)	$15,000
Nominating and Corporate Governance Committee Chair Retainer(1)	$10,000
(1)
Amounts payable in cash may be deferred pursuant to The Chemours Company Stock Accumulation and Deferred Compensation Plan for Directors (the “Directors Deferred Compensation Plan”), which is described further below.

(2)
Equity awards are valued as of the grant date and rounded up to the nearest whole share. For 2015, equity awards were in the form of restricted stock units (“RSUs”) that vest and convert into shares of common stock when a director leaves the Board. During the vesting period, directors also receive dividend equivalent units that likewise vest upon termination of service.

The above fees assume service for a full year. Directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year,” for purposes of non-employee director compensation, begins on the date of the Company’s annual meeting of stockholders. The Company does not pay meeting fees, but does pay for or reimburse directors for reasonable travel expenses related to attending Board, Committee, educational and Company business meetings.
The Chemours Company Stock Accumulation and Deferred Compensation Plan for Directors

Under the Directors Deferred Compensation Plan, a director is eligible to defer all or part of his or her Board retainer and Committee Chair fees in cash or stock units until a future year or years, payable in a lump sum or equal annual installments. Interest will accrue on deferred cash payments, and dividend equivalents will accrue on deferred stock units. This deferred compensation is an unsecured obligation of the Company.

2015 Director Compensation Table

The following table shows information concerning the compensation paid in fiscal year 2015 to non-employee directors who served on the Board during fiscal year 2015 following the Separation:
Director(1)	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(4)	Total ($)
Curtis V. Anastasio	45,000	91,670	136,670
Bradley J. Bell	55,000	91,670	146,670
Richard H. Brown	100,000	91,670	191,670
Mary B. Cranston	45,000	91,670	136,670
Curtis J. Crawford	50,000	91,670	141,670
Dawn Farrell	45,000	91,670	136,670
Stephen D. Newlin	52,500	91,670	144,170
(1)
During fiscal year 2015, Mr. Vergnano was an employee of the Company and, as such, did not receive separate or additional compensation for his service as a director. See “Executive Compensation” in this Proxy Statement for information relating to the compensation paid to Mr. Vergnano during fiscal year 2015.

(2)
Column reflects all cash compensation earned during fiscal year 2015, whether or not payment was deferred pursuant to the Directors Deferred Compensation Plan.

(3)
Cash fees have been pro-rated for services rendered during fiscal year 2015.

(4)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2015 fiscal year in accordance with FASB ASC 718 as the grant date fair value of compensation earned by directors in the form of RSUs on Chemours common stock based on the assumption that the value of each RSU was equal to the closing sale price of one share of Chemours common stock reported on the NYSE Composite Tape on the date of grant. The stock award granted to non-employee directors on August 5, 2015 was pro-rated for ten months of service from July 1, 2015 until the date of the Annual Meeting. The aggregate number of stock awards outstanding for each director at fiscal year-end are as follows:

Name	Aggregate Stock Awards Outstanding as of December 31, 2015
Curtis V. Anastasio	9,735
Bradley J. Bell	9,735
Richard H. Brown*	41,469
Mary B. Cranston	9,735
Curtis J. Crawford*	41,469
Dawn Farrell	9,735
Stephen D. Newlin	9,735
*
Amounts for Mr. Brown and Dr. Crawford include 31,734 RSUs issued upon the Separation in respect of DuPont awards they held for prior service on DuPont’s board of directors.

Security Ownership of Certain
Beneficial Owners and Management
Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of Chemour’s common stock as of March 1, 2016 by each of the Company’s director nominees, current directors, named executive officers, and all of directors and executive officers, as a group.

Amount and nature of beneficial ownership:
Name of beneficial owner	Direct(1)	Indirect(2)	Right to acquire(3)	Total	Percent of class
Mark P. Vergnano	176,774	0	589,403	766,177	*
Mark E. Newman	34,006	0	35,891	69,897	*
Beth Albright	17,269	0	14,356	31,625	*
Thierry Vanlancker	36,249	0	59,774	96,023	*
E. Bryan Snell	28,120	0	43,406	71,526	*
Curtis V. Anastasio	0	0	9,735	9,735	*
Bradley J. Bell	0	400	9,735	10,135	*
Richard H. Brown	0	0	60,546	60,546	*
Mary B. Cranston	0	0	9,735	9,735	*
Curtis J. Crawford	30	47	58,282	58,359	*
Dawn L. Farrell	0	0	9,735	9,735	*
Stephen D. Newlin	17,000	0	9,735	26,735	*
Directors and executive officers as a group (15 persons)	341,630	939	1,063,275	1,405,844	*
*
Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock. Each of the Company’s executive officers and directors may be contacted at 1007 Market Street, Wilmington, DE 19899.

(1)
These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account.

(2)
This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3)
This column includes shares which directors and executive officers had a right to acquire beneficial ownership of within 60 days from March 1, 2016, through the exercise of stock options or through the conversion of RSUs or deferred stock units granted or held under the Company’s equity-based compensation plans.

Security Ownership of 5% Beneficial Owners

Based solely on the information filed on Schedule 13G for the fiscal year ended December 31, 2015, the following table sets forth those stockholders who beneficially own more than five percent of Chemours common stock.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(3)
Blackrock, Inc.(1) 55 East 52nd Street New York, NY 10055	13,198,341	7.277%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	12,508,018	6.896%
(1)
Based solely on a Schedule 13G regarding holdings in Chemours common stock filed with the Securities and Exchange Commission on February 9, 2016, Blackrock, Inc., reported that it has sole voting power with respect to 11,987,573 shares and sole dispositive power with respect to 13,198,341 shares as of December 31, 2015.

(2)
Based solely on a Schedule 13G regarding holdings in Chemours common stock filed with the Securities and Exchange Commission on February 11, 2016, The Vanguard Group reported that it has sole voting power with respect to 130,739 shares, shared voting power with respect to 12,340 shares, sole dispositive power with respect to 12,374,739 shares, and shared dispositive power with respect to 133,279 shares as of December 31, 2015.

(3)
Ownership percentages calculated as of the Record Date.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary
Introduction
On July 1, 2015, DuPont completed the Separation of The Chemours Company (Chemours) and Chemours began its journey as an independent, publicly-traded company. This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation philosophy and pay programs provided to the Named Executive Officers (“NEOs”) in 2015. In order to provide a full-year view of NEO compensation, this CD&A and the related compensation tables include information regarding compensation paid to the NEOs and compensation decisions made by DuPont prior to the Separation of Chemours. Following the Separation, the Chemours Compensation Committee and the Board of Directors have been responsible for the executive compensation strategy for Chemours.
Named Executive Officers
This CD&A presents information for the following Named Executive Officers:
➢
Mark Vergnano, President and Chief Executive Officer

➢
Mark E. Newman, Senior Vice President and Chief Financial Officer

➢
Thierry Vanlancker, President, Fluoroproducts

➢
E. Bryan Snell, President, Titanium Technologies

➢
Beth Albright, Senior Vice President, Human Resources

2015 Performance Highlights
Since becoming an independent company, the NEOs have focused on executing the business strategy and have aggressively initiated a Five-Point Transformation Plan to transform Chemours into a higher value chemistry company. Key priorities of the transformation plan include: reducing costs, growing market positions, optimizing the product portfolio, refocusing investments, and enhancing the organization by building a nimble, entrepreneurial culture that is customer centered. It is expected that this plan will deliver $500 million Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) improvements through 2017, while strengthening the Company’s balance sheet.
Despite making significant progress executing the transformation plan, which delivered approximately $100 million of cost reductions in the second half of the year, 2015 was a challenging year for Chemours and the chemicals industry. TiO2 pricing continued to deteriorate and the soft demand conditions for certain fluoropolymers reduced Fluoroproducts’ segment profitability. Chemours delivered $573 million of Adjusted EBITDA, which was below 2014 performance. Weaker TiO2 pricing, currency headwinds and lower fluoropolymers sales more than offset the cost reductions achieved in the second half. Management improved free cash flow during the second half of the year, during which Chemours generated $183 million of free cash flow. While free cash flow performance did not meet expectations, second half performance was a significant improvement over the first half of the year. For more information regarding Adjusted EBITDA and other non-GAAP measures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in the 2015 Form 10-K.
Pay for Performance
At Chemours, the executive compensation framework is designed to pay for performance. NEOs realize the greatest rewards through the achievement of corporate objectives and taking action that increases stockholder value. Reflecting the pay-for-performance compensation philosophy and exemplifying the strong link between NEO pay and company performance, the compensation of the NEOs was directly affected by financial results in 2015. Both the amount of annual incentive earned and the underlying value of long-term equity awards have been impacted by the level of company performance demonstrated. Specifically:

➢
2015 annual incentives were earned at 56% of target; and

➢
The value of outstanding LTIP has declined consistent with the decrease in market value of Chemours common stock.

Executive Compensation Policies and Practices
Consistent with the pay-for-performance philosophy and strong corporate governance, summarized below are the practices included in Chemours’ executive compensation programs and those that are not part of Chemours’ compensation programs:
What Chemours Does	What Chemours Doesn’t Do
➢
Pay-for-performance

➢
Target pay based on market levels

➢
Deliver total direct compensation predominately through variable pay

➢
Set challenging short- and long-term incentive award goals

➢
Maintain robust stock ownership requirements

➢
Adhere to an incentive compensation recoupment “clawback” policy

➢
Maintain anti-hedging and anti-pledging policies with respect to Company stock

➢
Offer market-competitive benefits

➢
Consult with an independent advisor on pay

➢
Provide income tax gross-ups, apart from that which is assignment-related and customary practice

➢
Re-price stock options

➢
Provide executives with personal benefits

➢
Reward executives without a link to performance

Say-on-Pay Vote
The Committee and the management of Chemours will consider stockholder input, including the advisory “say-on-pay” vote, as it evaluates the design of executive compensation programs and the specific compensation decisions for each NEO. As a new publicly-traded company as of July 1, 2015, the first say-on-pay vote will be held at the Annual Meeting.
Executive Compensation Philosophy and Pay Elements

The following chart highlights the key considerations behind the development, review and approval of the compensation for the 2015 Named Executive Officers.
Philosophy	Objectives
Chemours’ executive compensation philosophy is built on the following principles:
➢
Reward results linked to short-, medium- and long-term performance (pay-for-performance)

➢
Position pay affordably and competitively compared to the relevant external market with the opportunity to earn above-median pay for achieving exceptional results

➢
Drive a focus on increasing stockholder value

Chemours’ executive compensation programs are designed to:
➢
Align the interests of executives and stockholders

➢
Reward executives for sustained, strong business and financial results

➢
Promote a culture of ownership

➢
Attract, retain and motivate the best talent

To achieve these objectives, there are three key elements of the executive compensation programs:
1.
Base salary;

2.
Short-term incentive plan (“STIP”); and

3.
Long-term incentive plan (“LTIP”)

Element	Purpose
Base Salary
➢
Provides a stable source of income and is a standard compensation element in executive compensation packages

➢
Compensates for expected day-to-day performance

➢
Market competitive in order to attract and retain qualified executives

Short-Term Incentive Plan
➢
Encourages focus on the achievement of annual business goals

➢
Target incentive opportunity is set as a percentage of base salary and awards are earned only after a threshold level of performance is achieved

➢
Maximum payout is capped at 200% of target

Long-Term Incentive Plan
➢
Aligns executives with the long-term interests of stockholders

➢
Recognizes executive’s recent performance and potential future contributions

➢
Provides a total compensation opportunity with payouts varying based on operating and stock price performance.

Additional elements of executive compensation include: health and welfare benefit plans; retirement savings plans; deferred compensation plans; eligibility for assignment-related relocation assistance, income tax preparation services and corresponding tax gross-ups; and change-in-control provisions. Mr. Newman and Ms. Albright also have certain severance benefits in effect for twenty-four months from their respective dates of hire (refer to “Employment Arrangements” for further details regarding these severance benefits).
Pay Mix and Pay for Performance
To reinforce a pay-for-performance philosophy, the total compensation program for the NEOs is highly incentive-based and, therefore, fluctuates with financial results and stock price. This approach motivates executives to consider the impact of their decisions on company performance including stockholder value. The compensation mix for the NEOs is weighted towards variable compensation, including long-term incentives, to align executives with company performance and stockholder interests.
For fiscal year 2015, eighty-five percent (85%) of the CEO’s target compensation and sixty-seven percent (67%) of the other NEOs’ target compensation, on average, was variable (i.e. at-risk) based on the achievement of performance measures.

2015 Executive Compensation Decision-Making

Because Chemours was an independent organization for only half of the year, many of the decisions impacting 2015 compensation were made by DuPont and were grounded in their compensation philosophies and policies. The newly-formed Chemours Compensation Committee reviewed and affirmed decisions made by DuPont in July 2015. In making its compensation decisions, the Chemours Compensation Committee uses the following factors to guide decision making:
➢
Executive compensation program objectives and philosophy;

➢
Company performance; and

➢
Economic environment for the chemicals industry.

Oversight responsibilities for ongoing executive compensation decisions are summarized in the table below:
Compensation Committee
➢
Establishes executive compensation philosophy

➢
Approves incentive compensation programs and target performance expectations for short-term and long-term programs

➢
Approves all compensation actions for the executive officers, other than the CEO, including base salary, target and actual short-term incentive plan payouts and long-term incentive targets, grants and earned awards

➢
Recommends to the full Board compensation actions for the CEO, including base salary, target and actual short-term incentive plan payouts and long-term incentive targets, grants and earned awards

All Independent Board Members
➢
Assess performance of the CEO

➢
Approve all compensation actions for the CEO, including base salary, target and actual short-term incentive plan payouts and long-term incentive targets, grants and earned awards

Chief Executive Officer
➢
In consultation with the SVP of Human Resources, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee

➢
Recommendations are based on the CEO’s personal review of the other NEOs’ performance, job responsibilities and importance to the Company’s overall business strategy, as well as, the Company’s compensation philosophy

➢
In preparing compensation recommendations for the NEOs, the CEO and the SVP of Human Resources work together to compare each key element of compensation provided to the NEOs to market data and consider the total compensation package

➢
In consultation with the Chief Financial Officer, recommends incentive measures and performance expectations

Independent Consultant to the Compensation Committee
➢
Provides independent advice, research, and analytical services on a variety of subjects, including compensation of executive officers and executive compensation trends

➢
Participates in meetings as requested and communicates with the Chair of the Compensation Committee between meetings

Prior to the Separation, DuPont used Frederic W. Cook & Co., Inc. (“FW Cook”) to assist on executive compensation matters related to Chemours. In July 2015, the Chemours Compensation Committee directly engaged FW Cook as its independent executive compensation consultant. FW Cook reports directly to the Chemours Compensation Committee, and the Compensation Committee may replace the firm or hire additional consultants at any time. While the Compensation Committee values the advice of its consultant, the Compensation Committee and the other independent directors of Chemours’ Board, are the sole decision makers in regard to the compensation of executive officers. The Compensation Committee has assessed the independence of FW Cook based on NYSE Listing Standards and concluded that FW Cook’s work does not raise any conflict of interest.

In 2015, FW Cook’s primary areas of assistance were:
➢
Conducting a competitive compensation review for the CEO and NEOs;

➢
Providing an update of compensation trends and regulatory developments;

➢
Reviewing information developed by management for the Compensation Committee and providing its input to the Committee regarding such information;

➢
Providing assistance with the review and design of the Company’s incentive compensation programs; and

➢
Assisting in the preparation of the Company’s public filings with regard to executive compensation.

Competitive Market Data
Consistent with the Company’s goal to provide compensation that remains competitive, the Compensation Committee considers the executive compensation practices of companies in a peer group selected by the Company in consultation with FW Cook, as one of several factors used in setting compensation. The Compensation Committee does not target a specific percentile range within the peer group when determining a named executive officer’s compensation. Instead, the Compensation Committee uses the market data provided by the peer group as one of several reference points useful for determining the form and amount of compensation. Competitive market data is supplemented with broader chemical industry and general industry data.
The Compensation Committee will review the peer group each year with the assistance of its independent executive compensation consultant. In deciding whether a company should be included in the peer group, the Committee considers the following criteria:
➢
Revenue size;

➢
Business characteristics and primary line of business comparable to Chemours;

➢
Meaningful international presence; and

➢
Publicly-traded U.S.-based companies.

In August 2015, the Compensation Committee removed Ecolab and Praxair from the peer group previously approved by DuPont due to their revenue size and replaced them with Albemarle Corporation and Chemtura Corporation. Effective August 2015, the peer group consisted of the following companies:
Air Products & Chemicals, Inc. Albemarle Corporation Ashland Inc. Axiall Corporation Celanese Corporation	Chemtura Corporation Eastman Chemical Company Huntsman Corporation The Mosaic Company Polyone Corporation	PPG Industries, Inc. RPM International Inc. The Sherwin-Williams Company Valspar Corporation W. R. Grace & Company
2015 Compensation Actions — Understanding the Decisions

Prior to Separation, all compensation decisions including those made with respect to 2015 pay levels for Chemours NEOs were made by DuPont and its Compensation Committee, as appropriate. The Chemours Compensation Committee took on this responsibility as of July 1, 2015.
CEO Compensation
Prior to the Separation, Mr. Vergnano’s compensation was determined by the DuPont Human Resources and Compensation Committee and was based on his role as Executive Vice President. For the first half of 2015, Mr. Vergnano’s target total compensation included a base salary of  $720,000, target STIP of 100% of base salary or $720,000, and target LTIP of  $2,100,000. The STIP was pro-rated and administered quarterly. STIP performance for the first two quarters produced earned awards of 23.55% and 7.63% of target. Fifty percent (50%) of the annual LTIP award was deferred to Chemours which would grant a substitute award post-Separation. With respect to the 50% of annual LTIP award made by DuPont, one-half was granted in the form of stock options and one-half was granted in the form of RSUs.
In May 2015, in preparation for the Separation from DuPont, the DuPont Compensation Committee determined the earned awards for DuPont’s 2013 and 2014 Performance Stock Unit (“PSU”) grants. Each award consisted of a portion earned during the performance period, and a portion cancelled upon Separation prior to the end of the performance period due to the Separation. The value commensurate with the portions earned was granted in the form of RSUs with vesting to coincide with the anticipated payment date of the DuPont PSU awards. The value commensurate with the portions cancelled, pro-rated for the target value of the award, was also granted in the form of RSUs vesting on the anticipated payment date.
At the time of Separation, the Chemours Compensation Committee recommended and the Board approved target total compensation levels for Mr. Vergnano as CEO. Effective July 1, 2015, Mr. Vergnano’s base salary was set at $900,000; target short-term incentive (STIP) equal to 130% of base salary or $1,170,000; and target long-term incentive (LTIP) of  $3,930,000, resulting in a target total compensation of  $6,000,000. The higher STIP target will be applied on a pro-rated basis for the last six months of 2015. The higher LTIP target will be referenced when granting 2016 annual LTIP awards.
The Chemours Compensation Committee recommended and the Board approved stock options to be awarded July 6, 2015 with a grant date fair value of  $1,050,000, as a substitute for the 50% of the annual LTIP award deferred to Chemours by DuPont. In August the NEOs including the CEO were granted performance-based RSUs (“Transformation Awards”) to align the new executive team to achieve successful execution of the strategic plan and further link the compensation of the NEOs to stockholders. Refer to the section subtitled, “Transformation Awards” under Long-Term Incentives for additional information regarding these awards.
Second-half 2015 STIP performance yielded earned awards of 50% of target. Chemours will pay incentives earned, including Mr. Vergnano’s 2015 STIP payment, in March 2016.
Base Salary
Base salaries for NEOs are intended to reflect the scope of their responsibilities, performance, skills and experience as compared with relevant and comparable market talent. When establishing base salaries for NEOs, the Compensation Committee considers market data and positions target pay for the NEOs around the median based on a number of factors including: experience and tenure of the executive, criticality of the role, scope of responsibilities, and business performance as well as individual performance.
In July 2015, the Compensation Committee ratified annual base salary merit increases previously approved by DuPont for Mr. Newman, Ms. Albright and Mr. Vanlancker. As summarized below, Mr. Vergnano and Mr. Snell’s increases reflect their increased roles with Chemours after the Separation.
The chart below shows the 2014 base salaries for the NEOs, the current base salaries established in July 2015 following the Separation, and the rationale for the salary change.
NEO	Annual Base Salary (as of December 31, 2014)	Current Base Salary (as of December 31, 2015)	Rationale for Increase
Mark Vergnano	$720,000	$900,000	➢ Promotion to CEO due to Separation and competitive compensation for a CEO ➢ Substantial contributions towards the Separation
Mark E. Newman	$560,000	$574,000	➢ Merit approved by DuPont
Thierry Vanlancker	$561,946(1)	$568,230(2)	➢ Merit approved by DuPont
E. Bryan Snell	$296,623	$400,000	➢ Promotion to President of Titanium Technologies
Beth Albright	$400,000	$410,000	➢ Merit approved by DuPont
(1)
As of December 31, 2014, Mr. Vanlancker was paid an annual salary of CHF 555,997. This amount is converted to USD using the foreign exchange rate in effect on that date: 1.0107.

(2)
As of December 31, 2015, Mr. Vanlancker was paid an annual salary of CHF 564,000. This amount is converted to USD using the foreign exchange rate in effect on that date: 1.0075.

Short-Term Incentive Plan (STIP)
Chemours’ annual incentive plan is designed to motivate and reward participants, including NEOs, for achieving Chemours’ annual financial, operating and strategic goals. The range of amounts that the NEO may earn is determined at the beginning of the year, and the amount paid is based on actual results achieved during the year, subject to the Compensation Committee’s possible application of negative discretion. Awards for all NEOs are weighted 100% on Chemours’ performance.
Incentive Formula
The formula shown below was used in 2015 to determine the actual cash annual incentive awards for the NEOs.
As a result of the Separation of Chemours from DuPont, annual incentive awards were provided through separate (STIPs) put in place for Chemours, which measured pre-Separation and post-Separation performance.
Pre-Separation STIP — January 1, 2015 through June 30, 2015
Pre-Separation performance under the STIP measured Chemours performance discreetly for the first two fiscal quarters of 2015. The measures used for this period included Revenue, Operating Earnings and Cash Flow from Operations. The target award opportunity under the pre-Separation STIP was based on a percentage of the NEO’s annual base salary in the case of Mr. Vergnano, Mr. Newman, Mr. Vanlancker and Ms. Albright, and a percentage of the midpoint of the salary range to which the NEO’s job was assigned, in the case of Mr. Snell.
Post-Separation STIP — July 1, 2015 through December 31, 2015
Following the Separation, the Chemours Compensation Committee approved a STIP for the second half of 2015, which measured the performance of Chemours as an independent company. The measures used for this period included Adjusted EBITDA and Free Cash Flow. Target award opportunities were set as a percentage of base salary taking into consideration the competitive market data, as well as the impact of the position at Chemours and internal pay equity.
NEO	Q1 and Q2 Target STIP (as of June 30, 2015)		2H Target STIP (as of December 31, 2015)
	(% of Base Salary)	($)	(% of Base Salary)	($)
Mark Vergnano	100	360,000	130	585,000
Mark E. Newman	80	224,000	80	229,600
Thierry Vanlancker	60	168,051(1)	60	170,469(2)
E. Bryan Snell	48	71,669	75	150,000
Beth Albright	65	130,000	65	133,250
(1)
The Q1 and Q2 Target STIP amount shown for Mr. Vanlancker is calculated by multiplying his annual salary in effect as of June 30, 2015 (CHF 556,000) by the Target STIP percentage (60%), then multiplying that product by 6/12 to pro-rate the amount for the first half of the year, before finally converting the local currency (CHF) amount to USD using the foreign exchange rate in effect December 31, 2015: 1.0075.

(2)
The 2H Target STIP amount shown for Mr. Vanlancker is calculated by multiplying his annual salary in effect as of December 31, 2015 (CHF 564,000) by the Target STIP percentage (60%), then multiplying that product by 6/12 to pro-rate the amount for the second half of the year, before finally converting the local currency (CHF) amount to USD using the foreign exchange rate in effect December 31, 2015: 1.0075.

Performance Metrics
For the pre-Separation STIPs, the Compensation Committee of DuPont determined the performance measures and weights which are shown in the table below. The assigned weightings reflect the relative importance of each measure to the success of the Chemours business immediately prior to separating from DuPont.
Metric	Weight	Rationale for Use
1. Operating Earnings	40%	Measures the profitability of the business
2. Cash Flow from Operations	40%	Measures the ability to translate earnings into cash, indicating the health of the business and allowing for investment in the future

Metric	Weight	Rationale for Use
3. Revenue	20%	Reflects growth — critical to success
The table below summarizes the performance goals and the actual results for First and Second Quarter performance. All figures are shown in millions.
Metric	Threshold	Target	Maximum	Actual Q1	Actual Q2
1. Operating Earnings	$332.5	$475.0	$570.0	$117.7	$111.6
2. Cash Flow from Operations	$97.0	$138.6	$166.3	$(103.3)	$207.8
3. Revenue	$2,689.6	$3,362.0	$4,034.4	$1,363.5	$1,502.5
For the post-Separation STIP, the Chemours Compensation Committee determined that the financial performance goals would include the following two measures weighted equally:
Metric	Weight	Rationale for Use
1. Adjusted EBITDA	50%	Promotes focus on earnings improvement
2. Free Cash Flow	50%	Emphasizes the importance of generating cash to support debt servicing and the initial dividend obligation
The performance targets for Adjusted EBITDA and Free Cash Flow were based on projected financial expectations developed for Chemours as an independent company. Both performance measures will figure prominently in Chemours annual program for 2016.
The table below summarizes the performance measures and corresponding ranges pertaining to Chemours second half performance. All figures are shown in millions.
Metric	Threshold	Target	Maximum	Actual
1. Adjusted EBITDA	$374.0	$414.0	$454.0	$301.0
2. Free Cash Flow	$205.0	$220.0	$320.0	$220.0
In February 2016, the Compensation Committee reviewed actual performance compared to the performance expectations shown above. The Committee determined that the free cash flow result for the second half STIP should be adjusted to reflect certain Separation-related impacts on working capital and capital expenditures. This adjustment, which would have increased free cash flow from below threshold performance to above target performance, was reduced by the Compensation Committee to achieve a final adjusted result at the target level. With such adjustments, the Compensation Committee approved incentive payments consistent with the financial performance goal calculations under the first and second quarter STIP and second half STIP.
As illustrated in the table below, the final 2015 STIP award is determined by multiplying the target STIP opportunity by the payout earned as a percentage of target. The 2015 STIP was determined based exclusively on corporate performance for all three portions.
Name	Performance Period	Pro-rata Target STIP ($)	x TOTAL Payout as % of Target	= 2015 Final STIP $
Mark Vergnano	First quarter 2015	$180,000	94.2%	$169,560
	Second quarter 2015	$180,000	30.5%	$54,900
	Second-half 2015	$585,000	50.0%	$292,500
	Total 2015	$945,000		$516,960
Mark E. Newman	First quarter 2015	$112,000	94.2%	$105,504
	Second quarter 2015	$112,000	30.5%	$34,160
	Second-half 2015	$229,600	50.0%	$114,800
	Total 2015	$453,600		$254,464
Thierry Vanlancker	First quarter 2015	$84,026	94.2%	$78,869
	Second quarter 2015	$84,026	30.5%	$25,536
	Second-half 2015	$170,469	50.0%	$85,235
	Total 2015	$338,520		$189,640
E. Bryan Snell(1)	First quarter 2015	$35,835	94.2%	$33,756
	Second quarter 2015	$35,835	30.5%	$10,929
	Second-half 2015	$150,000	50.0%	$75,000
	Total 2015	$221,669		$119,685

Name	Performance Period	Pro-rata Target STIP ($)	x TOTAL Payout as % of Target	= 2015 Final STIP $
Beth Albright	First quarter 2015	$65,000	94.2%	$61,230
	Second quarter 2015	$65,000	30.5%	$19,825
	Second-half 2015	$133,250	50.0%	$66,625
	Total 2015	$263,250		$147,680
(1)
Target STIP $ for Mr. Snell for first-half 2015 is determined as a percentage (i.e. 50%) of the midpoint for the salary range to which his job is assigned. The target amount in dollars is approximately 48% of Mr. Snell’s base salary in effect for the first half of 2015.

The Total 2015 earned STIP award represented 56% of the target STIP award amount, on average, for the NEOs.
Long-Term Incentive Plan
The LTIP is designed to motivate and align NEO interests with those of the Company’s stockholders. As a result of the 2015 annual grant occurring pre-Separation, DuPont determined the appropriate mix of equity in the LTIP for the NEOs. In general, DuPont’s mix for executives included 50% PSUs, 25% RSUs and 25% non-qualified stock options. For 2016, the Compensation Committee established a target mix of 60% PSUs and 40% non-qualified stock options. These equity vehicles and mix create a strong emphasis on performance and alignment with stockholder interests.
Pre-Separation Equity Awards
In February 2015, DuPont granted 50% of the 2015 annual LTIP awards consisting of one-half nonqualified stock options and one-half RSUs for Mr. Vergnano, Mr. Newman, Mr. Vanlancker and Ms. Albright, with the remaining 50% of the 2015 annual LTIP award, which would have been granted in PSUs by DuPont, to be granted by Chemours as a substitute award post-Separation. DuPont granted 100% of the 2015 annual LTIP award to Mr. Snell consisting of 50% nonqualified stock options and 50% RSUs. Mr. Snell was not eligible for PSUs at DuPont.
The target values of LTIP awards granted by DuPont in 2015 were based on a position-specific market reference, as in the case of Mr. Vergnano, Mr. Newman, Mr. Vanlancker and Ms. Albright, or a fixed dollar value for the salary grade that Mr. Snell’s job was assigned.
NEO	LTIP Target ($)	PSUs (50%)	Stock Options (25%)	RSUs (25%)
Mark Vergnano	2,100,000	Substitute awards granted post-Separation	$525,000	$525,000
Mark E. Newman	1,200,000	Substitute awards granted post-Separation	$300,000	$300,000
Thierry Vanlancker	350,000	Substitute awards granted post-Separation	$87,500	$87,500
E. Bryan Snell	200,000(1)	Not Eligible	$100,000	$100,000
Beth Albright	500,000	Substitute awards granted post-Separation	$125,000	$125,000
(1)
The LTIP Target allocation for Mr. Snell was 50% stock options and 50% RSUs under DuPont’s guidelines.

The nonqualified stock options feature a seven-year term and ratable vesting over a three-year period, one-third on each anniversary of the grant date. The exercise price of options granted was based on the closing price of DuPont common stock on the date of grant. The RSUs are paid out in shares and vest ratably over a three-year period, one-third on each anniversary of the grant date. Dividend equivalents are applied and are subject to the same restrictions as the RSUs.
Impact of the Separation on Outstanding Equity
Prior to the Separation, the DuPont Compensation Committee determined and approved the approach for handling the conversion of unvested equity held by Chemours NEOs. The treatment of stock options, RSUs and PSUs upon Separation are summarized below.
Treatment of Stock Options and RSUs upon Separation
At the time of the Separation, outstanding stock options and RSUs of DuPont were adjusted and converted to stock options and RSUs of Chemours with equivalent intrinsic value to the pre-Separation awards. Upon completion of the Separation and in accordance with the Employee Matters Agreement, the NEOs received replacement Chemours RSU and stock option awards, which contain the same terms and conditions as the DuPont awards.

Treatment of Outstanding PSUs and Substitute Awards
Under DuPont’s compensation program, Mr. Vergnano and Mr. Vanlancker received PSU awards in 2013 and 2014. The PSUs each had a three-year performance period. The DuPont Compensation Committee, in accordance with the Employee Matters Agreement, determined the treatment of the outstanding PSU awards for Mr. Vergnano and Mr. Vanlancker prior to Separation. In May 2015, the DuPont Compensation Committee determined the earned awards for the 2013 and 2014 PSU grants. Each award consisted of a portion earned during the performance period, and a portion cancelled upon Separation prior to the end of the performance period. The DuPont Compensation Committee determined that the value commensurate with the portions earned would be granted in the form of RSUs with vesting to coincide with the anticipated payment date of the DuPont PSU awards. The DuPont Compensation Committee further determined that the value commensurate with the portions cancelled, pro-rated for the target value of the award, would be granted in the form of RSUs vesting on the anticipated payment date. The DuPont Compensation Committee determined these awards would be granted by Chemours as RSUs in an equivalent value post-Separation. On July 6, 2015, the Chemours Compensation Committee approved the grant of RSUs in replacement of the 2013 and 2014 DuPont PSU awards.
Additionally, as mentioned above, DuPont determined that 2015 PSUs would not be granted to Mr. Vergnano, Mr. Newman, Mr. Vanlancker and Ms. Albright in February 2015, but would be granted by way of a substitute award after Separation in a form of equity determined by the Chemours’ Compensation Committee. In July 2015, given the difficulty establishing long-term incentive measures and targets as a new independent company, the Chemours Compensation Committee granted nonqualified stock options equivalent in value to the 50% of the annual LTIP award that was postponed. The July 2015 nonqualified stock options included a ten-year term and approximately three-year cliff vesting, which coincides with the expected payout date of the PSUs that these options replaced. The exercise price of the nonqualified stock options granted was based on the closing price of Chemours common stock on the date of grant.
The chart listed below provides a summary of the PSU replacement awards to the CEO and other NEOs, respectively, as follows:
NEO	RSUs Replacing 2013 DuPont PSUs	RSUs Replacing 2014 DuPont PSUs	Stock Options Replacing 2015 DuPont PSUs
Mark Vergnano	74,592	78,978	331,231
Mark E. Newman	N/A	N/A	197,161
Thierry Vanlancker	11,045	13,168	55,206
E. Bryan Snell	N/A	N/A	N/A
Beth Albright	N/A	N/A	78,865
The awards will vest on dates intended to coincide with the payout date of the DuPont PSUs, as follows:
➢
RSUs replacing 2013 DuPont PSUs — March 1, 2016

➢
RSUs replacing 2014 DuPont PSUs — March 1, 2017

➢
Stock options replacing 2015 DuPont PSUs — March 1, 2018

Transformation Awards
In August 2015 the NEOs were granted Transformation Awards to align the new executive team to achieve successful execution of the strategic plan and further link the compensation of the NEOs to stockholders. Vesting of these performance-based RSUs is contingent upon achievement of a $160 million cost reduction hurdle that must be reached by December 31, 2016. If the cost reduction performance hurdle is satisfied by December 31, 2016, the awards will cliff vest three years from the date of grant, subject to continued employment. If the performance hurdle is not achieved, the awards will be forfeited.
Earnings improvement is critical to the future success of the Company. A primary driver for improving earnings is cost reductions. Cost reduction was chosen as the performance measure for the Transformation Awards due to its impact on earnings improvement. The $160 million cost reduction objective by December 31, 2016 is derived from the Company’s transformation plan announced in 2015 in connection with the Separation.
The target value of the Transformation Awards is 50% of the executive’s annual LTIP target, with a minimum target value of  $200,000. Details regarding the Transformation Awards can be found in the “Summary Compensation Table,” the “2015 Grants of Plan-Based Awards” table, and “Outstanding Equity Awards at 2015 Fiscal Year-End.”

The following table reflects the aggregate grant date fair value of long-term incentive awards granted to the NEOs by both DuPont and Chemours during 2015.
Name	2015 LTIP Grant Date Fair Value(1)
Mark Vergnano	$3,200,037
Mark E. Newman	$1,850,021
Thierry Vanlancker	$550,053
E. Bryan Snell	$620,030
Beth Albright	$750,069
(1)
Excludes conversion awards and RSUs granted in settlement of DuPont PSUs.

2015 NEO Total Direct Compensation Summary
The following table represents the total direct compensation provided to the NEOs during 2015. Base Salary is as of December 31, 2015. Final STIP is the sum of Q1 and Q2 STIP earned pre-spin and 2H STIP earned post-spin. LTIP is the sum of stock-based compensation awards granted by DuPont in February 2015 and Chemours in July and August 2015. The table is not intended to be a substitute for the Summary Compensation Table or Grants of Plan Based Awards Table, both of which reflect the STIP awards and LTIP awards for 2015.
Name	Base Salary (12/31/2015)	Final STIP (PY2015)	LTIP(1) (2015)	Total Direct Compensation
Mark Vergnano	$900,000	$516,960	$3,200,037	$4,616,997
Mark E. Newman	$574,000	$254,464	$1,850,021	$2,678,485
Thierry Vanlancker(2)	$568,230	$189,640	$550,053	$1,307,923
E. Bryan Snell	$400,000	$119,685	$620,030	$1,139,715
Beth Albright	$410,000	$147,680	$750,069	$1,307,749
(1)
Excludes conversion awards and RSUs granted in settlement of DuPont PSUs.

(2)
Mr. Vanlancker is based in Switzerland. His pay is denominated in local currency (CHF). The U.S. dollar amounts reported in the table above are calculated using the foreign exchange rate in effect as of December 31, 2015: 1.0075.

Company-Sponsored and Personal Employee Benefits
The Company also offers the NEOs statutory and non-statutory indirect compensation in the form of health and welfare, or retirement plan benefits. Aside from assignment-related relocation assistance, income tax preparation services and corresponding tax gross-ups, Chemours generally does not provide personal benefits to executives. Mr. Vanlancker, who is based in Switzerland, receives personal benefits consistent with those provided to employees in that country.
Pension Plan
The Company offers a Pension Restoration Plan to its eligible NEOs, whom are Mr. Vergnano and Mr. Snell. Mr. Vanlancker was a participant in three different pension plans, each for a distinct number of months, in 2015. Mr. Vanlancker’s participation in all three plans had concluded by August 1, 2015. For a summary of the pension plans, see “Narrative Discussion of Pension Benefits” below.
Retirement Savings Restoration Plan
The Retirement Savings Restoration Plan is a nonqualified defined contribution plan established by the Company for the purpose of providing eligible employees with deferrals of compensation that are not available under the tax-qualified Retirement Savings Plan by reason of the limits imposed under Section 401(a)(17) of the Code. Chemours intends that the plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered for purposes of the Employee Retirement Income Security Act of 1974 (ERISA) as a plan for a select group of management or highly compensated employees. Chemours also intends that the plan be operated and maintained in accordance with the requirements of Section 409A of the Code and the regulations and guidance thereunder.

Management Deferred Compensation Plan
Under the Management Deferred Compensation Plan (“MDCP”), participants may defer base salary, bonus and certain incentive plan awards until a later date. Generally, earnings on nonqualified deferred compensation include returns on notional investments that mirror the investment alternatives available to all employees under the Company’s retirement savings plan.
Change in Control Severance Benefits
To ensure that executives remain focused on Chemours business during a period of uncertainty, in 2015, Chemours adopted a change in control severance pay plan. For any benefits to be earned, a change in control must occur and the executive’s employment must be terminated within two years following the change in control, either by Chemours without cause or the executive for good reason (often called a “double trigger”). The plan does not provide tax gross-ups. Payments and benefits to the executive will be reduced to the extent necessary to result in the executive’s retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. For additional information, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
Benefits provided under the severance plan include:
➢
A lump sum cash payment of two times (three times for the CEO) the sum of the executive’s base salary and target annual incentive;

➢
A lump sum cash payment equal to the pro-rated portion of the executive’s target annual incentive for the year of termination; and

➢
Continued health and dental benefits, life insurance and outplacement services for two years (three years for the CEO) following the date of termination.

The severance plan also includes a 12-month non-competition, non-solicitation, non-disparagement and confidentiality provisions (18 months for the CEO).
Compensation and Risk

During fiscal year 2015, Chemours management reviewed its executive and non-executive compensation programs and determined that none of its compensation programs encourages or creates excessive risk-taking, and none is reasonably likely to have a material adverse effect on the Company.
In conducting this assessment, the components and design features of all executive and non-executive plans and programs were analyzed in the context of risk mitigation. A summary of the findings of the assessment was provided to the Compensation Committee. Overall, the Committee concluded that (1) the Company’s executive compensation programs provide a mix of awards with performance criteria and design features that mitigate potential excessive risk taking and (2) non-executive employee arrangements are primarily fixed compensation (salary and benefits) with limited incentive opportunity and do not encourage excessive risk taking. The Committee also considered its payout caps or limits, stock ownership guidelines and clawback policy as risk mitigating features of its executive compensation program.
Payout Limitations or Caps
Payout limitations, or “caps,” play a vital role in risk mitigation, and all metrics in the Company’s incentive programs are capped at 200% payout to protect against excessive payouts. Clawback provisions, stock ownership guidelines and insider trading policies also protect against excessive risk in the Company’s incentive programs.
Stock Ownership Guidelines
The Company requires that NEOs accumulate and hold shares of Chemours common stock with a value equal to a specified multiple of base pay. Executives have five (5) years to acquire and maintain the requisite level of ownership. Until the requisite level of ownership is attained, 100% of the net shares realized from exercise or vesting of stock-based awards must be retained until the ownership guideline is met.
The multiples for specific executive levels are shown below. Six months after Chemours common stock began trading, each NEO is deemed to be making satisfactory progress towards achieving the ownership goal.

Multiple of Salary	2015 Target	2015 Actual
CEO	5.0x	2.5x
Other NEOs (average)	3.0x	1.5x
Compensation Recovery Policy (Clawback)
The Company has a compensation recovery policy that covers each current and former employee of Chemours or an affiliated company who is, or was, the recipient of incentive-based compensation (Grantee). If a Grantee engages in misconduct, then:
➢
He/she forfeits any right to receive any future awards or other equity-based incentive compensation.

➢
The Company may demand repayment of any equity awards or cash payments already received by a Grantee.

➢
The Grantee will be required to provide repayment within ten (10) days following such demand.

“Misconduct” means any of the following:
➢
The Grantee’s employment or service is terminated for cause.

➢
There has been a breach of a noncompete or confidentiality covenant set out in the employee agreement.

➢
The Company has been required to prepare an accounting restatement due to material noncompliance, as a result of fraud or misconduct, with any financial reporting requirement under the securities laws, and the Compensation Committee has determined, in its sole discretion, that the Grantee (a) had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or (b) personally and knowingly engaged in practices that materially contributed to the circumstances which enabled a material noncompliance to occur.

Furthermore, if management has determined, after review and consultation with the Audit Committee, that the Company is required to prepare an accounting restatement due to material noncompliance, for reason(s) not related to fraud or misconduct, with any financial reporting requirement under the securities laws, the Company may demand repayment of any awards or cash payments already received by a Grantee (that were made subject to this Policy), including without limitation repayment due to making retroactive adjustments to any awards or cash payments already received by a Grantee, where such award or cash payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.
Restrictions on Certain Types of Transactions

The Company has a policy that prohibits directors and officers from engaging in the following types of transactions with respect to Chemours’ stock: short-term trading; short sales; hedging transactions; margin accounts and pledging securities. This policy also strongly recommends that all other employees refrain from entering into these types of transactions.
Deductibility of Performance-Based Compensation

In setting an executive’s compensation package, the Compensation Committee considers the requirements of Section 162(m) of the Code, which provides that compensation in excess of  $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Although a significant portion of each named executive officer’s compensation may be intended, where appropriate, to qualify for deductibility under Section 162(m), in approving compensation that may not be deductible, the Compensation Committee may, among other things, determine that failing to meet its objectives to attract, retain, and motivate senior executives creates more risk for the Company than the financial impact of losing the tax deduction. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the “performance-based” or other requirements for deductibility under Section 162(m).

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to the NEOs during fiscal year 2015 and fiscal year 2014.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark Vergnano, President and Chief Executive Officer	2015	809,402	—	1,575,035	1,625,002	516,960	207,235	111,180	4,844,814
	2014	716,667	—	1,727,967	525,011	376,000	714,436	112,200	4,172,281

Mark E. Newman, Senior Vice President and Chief Financial Officer	2015	567,006	—	912,519	937,502	254,464	N/A	449,000	3,120,491
	2014	81,667	500,000	1,500,039	—	N/A	N/A	30,611	2,112,317

Thierry Vanlancker, President, Fluoroproducts(7)	2015	564,511	—	287,541	262,512	189,640	405,980	57,423	1,767,607
	2014	560,098	—	288,074	87,511	0	0	0	935,683

E. Bryan Snell, President Titanium Technologies	2015	347,973	—	510,029	110,002	119,685	—	301,256	1,388,945
	2014	295,323	—	97,059	97,005	94,463	219,336	487,871	1,291,057

Beth Albright, Senior Vice President, Human Resources	2015	405,000	—	375,066	375,003	147,680	N/A	28,678	1,331,427
	2014	73,913	250,000	1,150,023	—	26,400	N/A	6,652	1,506,988
(1)
For 2014, Mr. Newman received a $150,000 signing bonus upon hire on November 10 and a $350,000 short-term incentive replacement award payable in February 2015 in lieu of participation in the 2014 DuPont Short-term Incentive Plan pursuant to his offer letter. In 2014, Ms. Albright received a signing bonus of $250,000 upon hire on October 27.

(2)
For 2015, the amounts represent the aggregate grant date fair value of time-vested RSUs granted by DuPont on February 4, 2015 and performance-based RSUs granted by Chemours in August 2015, calculated in accordance with FASB ASC Topic 718 based on the assumption that the value of each RSU was equal to the closing sale price of one share of Chemours common stock reported on the NYSE Composite Tape on the date of grant, discounted to exclude the estimated dividend yield during the vesting period. The table does not include RSUs or PSUs granted to the NEOs under various DuPont stock incentive plans prior to 2014. Upon completion of the Separation and in accordance with the Employee Matters Agreement, the NEOs received replacement Chemours RSU awards in respect of their DuPont RSU awards. In addition, and in accordance with the Employee Matters Agreement, on July 6, 2015, the Company’s independent members of the Board and the Compensation Committee approved the grant of RSUs in replacement of 2013 and 2014 DuPont PSU awards to the President and Chief Executive Officer and other NEOs as applicable.

For 2014, Mr. Newman and Ms. Albright received a special stock award upon joining, with a grant date value of  $1,500,039 and $1,150,023, respectively.
(3)
Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The table does not include stock options granted to NEOs under various DuPont stock incentive plans prior to 2014. Upon completion of the Separation and in accordance with the Employee Matters Agreement, the NEOs received replacement Chemours stock option awards in respect of their DuPont stock option awards. In addition, and in accordance with the Employee Matters Agreement, on July 6, 2015, the Company’s independent members of the Board and the Compensation Committee approved the grant of stock options in replacement of 2015 DuPont PSU awards to the President and Chief Executive Officer and other NEOs as applicable. These conversion awards are identified by grant date in the Outstanding Equity Awards at 2015 Fiscal Year-End table. Assumptions used in determining the values can be found in Note 22 (“Stock Compensation”) to the Consolidated Financial Statements in Chemours’ Annual Report on Form 10-K for the year ended December 31, 2015.

(4)
Represents payouts under the cash-based award component (STIP) of the Equity and Incentive Plan (“EIP”) for services performed during 2015. This column includes compensation which may have been deferred at the NEO’s election. Any such amounts will be included in the “Executive Contributions” column of the 2016 Nonqualified Deferred Compensation table.

(5)
This column reports the estimated positive change in the actuarial present value of an NEO’s accumulated pension benefits and any above-market earnings on nonqualified deferred compensation balances. Chemours does not credit participants in the nonqualified plans with above-market earnings, therefore, no such amounts are reflected. Mr. Snell’s accrued benefit under the Pension Restoration Plan decreased year-over-year resulting in an aggregate net negative change ($4,482) not reported in the table above in accordance with regulatory requirements. Mr. Vanlancker’s participation in the Transferee Pension Guidelines (“TPG”) Supplement and DuPont Switzerland Subsidiary Plan (“DISA”) defined benefit plans concluded June 30, 2015 and July 31, 2015. The year-to-date change in pension values as of the last day of plan participation, using the foreign exchange rates in effect on each respective date, are as follows: TPG ($188,471) and DISA ($217,509); and reflected in the table above. See the narrative discussion following the Pension Benefits table for a description of these plans.

(6)
The amounts reflect personal benefits (if greater than or equal to $10,000). Relocation assistance provided to Mr. Snell includes 34,864 valued in Singapore Dollars (SGD), which has been converted to U.S. dollars (USD) using the foreign exchange rate in effect on the valuation date, January 1, 2015: 0.7488. Amounts shown also include both Chemours and DuPont contributions to qualified defined contribution plans and Chemours and DuPont contributions to nonqualified defined contribution plans. The following tables detail those amounts.

		Contributions to Qualified Defined Contribution Plans		Contributions to Nonqualified Defined Contribution Plans
Name	Personal Benefits	DuPont	Chemours	DuPont	Chemours
Mark Vergnano	N/A	23,850	—	42,390	44,940
Mark E. Newman	Relocation 283,470; Tax Gross-up (Relocation) 132,620	23,850	3,975	450	4,635
Thierry Vanlancker	Tax Gross-Up (Social Security) 1,956	N/A	55,467	N/A	N/A
E. Bryan Snell	Tax Preparation 3,866; Relocation 160,933; Tax Gross-up (Relocation) 95,974	21,850	5,300	—	13,333
Beth Albright	N/A	20,376	6,127	—	2,175
(7)
Mr. Vanlancker is paid in Swiss francs (CHF). For fiscal year 2014, compensation amounts have been converted to United States dollars using the foreign exchange rate in effect December 31, 2014: 1.0107. For fiscal year 2015, compensation amounts have been converted to United States dollars using the foreign exchange rate in effect December 31, 2015: 1.0075.

2015 Grants of Plan-Based Awards

The following table provides information on STIP awards, stock options, and RSUs granted in 2015 to each NEO. For a complete understanding of the table, refer to the footnotes that follow.
The table does not include RSUs and stock options issued to replace DuPont RSU and stock option awards outstanding at the time of the Separation in accordance with the Employee Matters Agreement because the DuPont rewards replaced were granted prior to 2015. Details regarding these awards can be found in the Outstanding Equity Awards at 2015 Fiscal Year-End table. See also “Compensation Discussion and Analysis — 2015 Compensation Decisions — Understanding the Decisions — Long-Term Incentive Plan” for a detailed discussion of these conversion awards.
			Estimated Future / Possible Payouts Under Nonequity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Description	Threshold ($)	Target ($)	Maximum ($)
Mark Vergnano		Q1 STIP	90,000	180,000	360,000
		Q2 STIP	90,000	180,000	360,000
		2H STIP	292,500	585,000	1,170,000
	2/4/2015						198,121(4)	$18.449414	$575,000
	7/6/2015						331,231(5)	$16.04	$1,050,002
	2/4/2015					31,168(6)			$575,031
	7/6/2015	2013 PSUs				62,160(2)			$997,046
	7/6/2015	2013 PSUs				12,432(2)			$199,409
	7/6/2015	2014 PSUs				39,489(2)			$633,404
	7/6/2015	2014 PSUs				39,489(2)			$633,404
	8/5/2015					105,597(7)			$1,000,003
Mark E. Newman		Q1 STIP	56,000	112,000	224,000
		Q2 STIP	56,000	112,000	224,000
		2H STIP	114,800	229,600	459,200
	2/4/2015						107,675(4)	$18.449414	$312,502
	7/6/2015						197,161(5)	$16.04	$625,000
	2/4/2015					16,939(6)			$312,515
	8/4/2015					60,181(7)			$600,005
Thierry Vanlancker		Q1 STIP	42,013	84,026	168,051
		Q2 STIP	42,013	84,026	168,051
		2H STIP	85,236	170,469	340,944
	2/4/2015						30,152(4)	$18.449414	$87,509
	7/6/2015						55,206(5)	$16.04	$175,003
	2/4/2015					4,745(6)			$87,542
	7/6/2015	2013 PSUs				9,204(2)			$147,632
	7/6/2015	2013 PSUs				1,841(2)			$29,530
	7/6/2015	2014 PSUs				6,584(2)			$105,607
	7/6/2015	2014 PSUs				6,584(2)			$105,607
	8/5/2015					20,060(7)			$199,998
E. Bryan Snell		Q1 STIP	17,917	35,835	71,669
		Q2 STIP	17,917	35,835	71,669
		2H STIP	75,000	150,000	300,000
	2/4/2015						37,902(4)	$18.449414	$110,002
	2/4/2015					5,964(6)			$110,032
	8/4/2015					40,120(7)			$399,996
Beth Albright		Q1 STIP	32,500	65,000	130,000
		Q2 STIP	32,500	65,000	130,000
		2H STIP	66,625	133,250	266,500
	2/4/2015						43,070(4)	$18.449414	$125,001
	7/6/2015						78,865(5)	$16.04	$250,002
	2/4/2015					6,779(6)			$125,069
	8/4/2015					25,075(7)			$249,998
(1)
The amounts shown in these columns represent the threshold, target and maximum payouts for the NEOs for the financial goals under the 2015 STIP. Performance against these goals comprises 100% of the total 2015 STIP bonus opportunity.

(2)
Reflects RSUs issued in respect of DuPont PSUs outstanding at the time of the Separation in accordance with the Employee Matters Agreement. The Company has included these RSU awards as such awards are of a different character than the DuPont PSU awards they replaced. The RSUs were granted in replacement of 2013 and 2014 DuPont PSU awards and are not shown in the summary compensation table as they are not germane to 2015 compensation. Additional details regarding these awards can be found in the Outstanding Equity Awards at 2015 Fiscal Year-End table. See also “Compensation Discussion and Analysis — 2015 Compensation Decisions — Understanding the Decisions — Long-Term Incentive Plan” for a detailed discussion of these conversion awards.
(3)
The stock option exercise price is equal to the closing sale price of Chemours common stock reported on the NYSE Composite Tape on the date of grant.

(4)
Reflects awards of stock options originally granted by DuPont under the Equity & Incentive Plan. The stock options vest ratably over three years on February 4 of each of 2016, 2017 and 2018. The stock options have a seven year term.

(5)
Reflects awards of stock options granted under the Equity & Incentive Plan as a substitute for the 50% of the annual LTIP awards DuPont historically granted in the form of PSUs. The stock options vest in full on March 1, 2018 and have a ten year term.

(6)
Reflects awards of RSUs originally granted by DuPont which were converted to Chemours RSUs upon the Separation. The RSUs vest ratably over three years on February 4 of each of 2016, 2017 and 2018.

(7)
Reflects awards of performance-based RSUs granted to inspire achievement of a cost reduction target. If the cost reduction target is achieved by December 31, 2016 the awards will vest on the third anniversary of the date of grant subject to continued employment.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table shows the number of shares underlying exercisable and unexercisable options and unvested and, as applicable, unearned RSUs (in each case denominated in shares of Chemours common stock) held by each of the NEOs at December 31, 2015. Market or payout values in the table below are based on the closing price of Chemours common stock as of December 31, 2015 $5.36.
Upon completion of the Separation and in accordance with the Employee Matters Agreement, the NEOs received replacement Chemours RSU and stock option awards in respect of their DuPont RSU and stock option awards. Such awards include all RSU and stock option awards with a grant date prior to July 1, 2015.
Name	Grant Date	Number of Securities Underlying Unexercised Options(3)		Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock that Have Not Vested(4)
		Exercisable (#)	Unexercisable (#)			Number (#)	Market Value ($)
Mark Vergnano	8/5/2015					105,597	$566,000
	7/6/2015(1)		331,231	$16.040000	7/5/2025	79,115	$424,058
	7/6/2015(2)					83,767	$448,992
	2/4/2015		198,121	$18.449414	2/3/2022	33,488	$179,493
	2/5/2014	51,132	102,260	$15.487100	2/4/2021	24,955	$133,757
	2/6/2013	147,172	73,587	$11.869273	2/5/2020	18,251	$97,828
	2/6/2012	200,151		$12.955122	2/5/2019
Mark E. Newman	8/4/2015					60,181	$322,570
	7/6/2015		197,161	$16.040000	7/5/2025
	2/4/2015		107,675	$18.449414	2/3/2022	18,200	$97,549
	11/11/2014					61,058	$327,271
Thierry Vanlancker	8/4/2015					20,060	$107,522
	7/6/2015(1)		55,206	$16.040000	7/5/2025	11,715	$62,791
	7/6/2015(2)					13,967	$74,860
	2/4/2015		30,152	$18.449414	2/3/2022	5,098	$27,328
	2/5/2014	8,525	17,043	$15.487100	2/4/2021	4,159	$22,291
	8/6/2013					134,429	$720,537
	2/6/2013	21,786	10,892	$11.869273	2/5/2020	2,703	$14,485
E. Bryan Snell	8/4/2015					40,120	$215,043
	2/4/2015		37,902	$18.449414	2/3/2022	6,408	$34,349
	2/5/2014	9,448	18,893	$15.487100	2/4/2021	4,613	$24,724
	2/6/2013		11,878	$11.869273	2/5/2020	2,951	$15,816
Beth Albright	8/4/2015					25,075	$134,402
	7/6/2015		78,865	$16.040000	7/5/2025
	2/4/2015		43,070	$18.449414	2/3/2022	7,283	$39,039
	10/27/2014					48,832	$261,740

(1)
Reflects the grant of RSUs in replacement of 2013 DuPont PSUs in accordance with the Employee Matters Agreement. See “Compensation Discussion and Analysis — Fiscal Year 2015 Long-Term Compensation Opportunities — Separation Adjustment Awards” for more information regarding these equity compensation awards.

(2)
Reflects the grant of RSUs in replacement of 2014 DuPont PSUs in accordance with the Employee Matters Agreement. See “Compensation Discussion and Analysis — Fiscal Year 2015 Long-Term Compensation Opportunities — Separation Adjustment Awards” for more information regarding these equity compensation awards.

(3)
The following table provides the vesting schedules of stock options outstanding as of December 31, 2015:

Stock Option Grant Date	Outstanding Vesting Dates
2/6/2013	Balance vests on February 6, 2016
2/5/2014	Vests in equal installments on February 5, 2016 and 2017
2/4/2015	Vests in equal installments on February 4, 2016, 2017 and 2018
7/6/2015	Balance vests on March 1, 2018
(4)
Consists solely of RSUs outstanding as of December 31, 2015. The following table provides the vesting schedules for such RSUs, including dividend-equivalent units:

Grant Date	Outstanding Vesting Dates
2/6/2013	Balance vests on February 6, 2016
8/6/2013	Balance vests on August 6, 2017
2/5/2014	Vests in equal installments on February 5, 2016 and 2017
10/27/2014	Vests in equal installments on October 27, 2016 and 2017
11/11/2014	Vests in equal installments on November 11, 2016 and 2017
2/4/2015	Vests in equal installments on February 4, 2016, 2017 and 2018
7/6/2015(1)	Balance vests on March 1, 2016
7/6/2015(2)	Balance vests on March 1, 2017
8/4/2015	Balance eligible to vest August 4, 2018 subject to the satisfaction of performance conditions
8/5/2015	Balance eligible to vest August 5, 2018 subject to the satisfaction of performance conditions

Option Exercises and Restricted Stock Vested

The table below identifies the number of shares of DuPont or Chemours common stock acquired upon the exercise of stock options and the vesting of RSUs during 2015.
	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Vergnano	N/A	N/A	11,348 (DuPont)	$859,191
Mark E. Newman	N/A	N/A	30,578 (Chemours)	$180,116
Thierry Vanlancker	9,667 (DuPont)	$252,522	1,599 (DuPont)	$121,009
E. Bryan Snell	5,419 (DuPont)	$150,773	1,838 (DuPont)	$139,104
Beth Albright	N/A	N/A	24,415 (Chemours)	$160,167
(1)
Represents the number of stock options exercised in 2015. The value realized upon exercise is calculated by multiplying the difference between the fair market value of the common stock at exercise and the option price by the number of options exercised.

(2)
Represents the number of RSUs vesting in 2015. The value realized upon vesting is computed by multiplying the number of units by the value of the underlying shares on the vesting date.

Pension Benefits (as of fiscal year ended December 31, 2015)

The table below shows the present value of accumulated benefits for the NEOs under pertinent retirement plans. For a completed understanding of the table, refer to the narrative discussion that follows.
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Mark Vergnano	The Chemours Company Pension Restoration Plan	34.8	$6,554,937	$143,707
Mark E. Newman(1)	—
Thierry Vanlancker	DuPont Belgium (“DUBEL”) Subsidiary Plan(2)	16.0	$186,626	$186,626
	(TPG) Supplement(3)	26.8	$1,368,547	$1,368,547
	DuPont Switzerland (“DISA”) Subsidiary Plan(4)	10.9	$1,132,930	$1,132,930
E. Bryan Snell	The Chemours Company Pension Restoration Plan	37.0	$1,202,601	$24,930
Beth Albright(1)	—
(1)
Mr. Newman and Ms. Albright were newly hired in 2014 and are not eligible to participate in a company-sponsored defined benefit pension plan.

(2)
On January 1, 2015 DuPont established a new pension plan for active employees in Belgium. Pension benefits for all inactive members, including Mr. Vanlancker, were converted to a personal pension with a private provider. The figure shown is the lump sum present value of the accrued benefit converted to a personal pension. The accrued benefit was denominated in Euros (EUR) and has been converted to U.S. dollars using the foreign exchange rate in effect on the date of conversion, December 31, 2014: 1.12876.

(3)
Chemours did not adopt the DuPont Transferee Pension Guide Policy at Separation. The present value of Mr. Vanlancker’s accrued benefit was calculated as of June 30, 2015 and DuPont made a lump-sum contribution of this amount into the (DISA) Subsidiary Plan. The accrued benefit was determined in Swiss Francs (CHF) and has been converted to U.S. dollars using the foreign exchange rate in effect on the date of conversion, June 30, 2015: 1.069477.

(4)
Chemours remained in the DISA plan until July 31, 2015. On that date, the present value of the accrued benefit within the DISA Plan was calculated and the resulting amount was transferred to an employer-sponsored defined contribution arrangement, the Trianon Collective Foundation. The amount shown is the present value of accrued benefits under the DISA Plan as of July 31, 2015, converted from Swiss Francs (CHF) to U.S. dollars using the foreign exchange rate in effect on that date: 1.037621.

Narrative Discussion of Pension Benefits
The Chemours Company Pension Restoration Plan
Mr. Vergnano and Mr. Snell participate in The Chemours Company Pension Restoration Plan (“PRP”). The PRP is a replacement plan for a DuPont supplemental pension plan designed to restore benefits in excess of the applicable Code compensation or benefit limits. The PRP is an unfunded nonqualified plan. Chemours does not grant any extra years of credited service. Benefits under this plan were frozen at Separation and the corresponding liability transferred to Chemours. Effective January 1, 2007, the form of benefit under the PRP for participants not already in pay status is a lump-sum. The mortality tables and interest rates used to determine lump-sum payments are the Applicable Mortality Table and the Applicable Interest Rate prescribed by the Secretary of the Treasury in Section 417(e)(3) of the Code.
Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 21 (“Long-Term Employee Benefits”) to the Consolidated Financial Statements in Chemours’ Annual Report on Form 10-K for the year ended December 31, 2015. All other assumptions are consistent with those used in the Long-Term Employee Benefits Note, except that the present value of accumulated benefit uses a retirement age at which the NEO may retire with an unreduced benefit under the Pension Restoration Plan. The valuation method used for determining the present value of the accumulated benefit is the traditional unit credit cost method.
During 2015, Mr. Vanlancker had his interests in the DuPont Belgium (“DUBEL”) Subsidiary Plan converted to a personal pension, and had his accrued benefits under TPG Policy and DISA Subsidiary Plan transferred into a company-sponsored defined contribution arrangement, the Trianon Collective Foundation.
DuPont Belgium Subsidiary Plan
Mr. Vanlancker earned an accrued benefit in the DUBEL plan by way of working in Belgium beginning September 1988 through August 2004. On January 1, 2015 DuPont established a new pension plan for active employees in Belgium. Pension benefits for all inactive members, including Mr. Vanlancker, were converted to a personal pension with a private provider.
DuPont Switzerland Subsidiary Plan
In fulfilling its obligation to protect employees and their survivors against the economic consequences of old age, disability and death, DuPont Switzerland, in partnership with its employees, implemented the Pension Plan for the Personnel of DuPont de Nemours International Sarl, referred to as the DuPont Switzerland (DISA) Subsidiary Plan.
The valuation methodology used to determine benefits considers age and gender, with reference to the 2010 Swiss mortality table (LPP2010), using a technical interest rate of 3.5% per annum through December 31, 2014. The technical interest rate is 3.0% effective January 1, 2015.
The monthly normal retirement pension for each participant shall be:
Monthly pension = [1.8% x Sdf x S] / 12
Sdf  = Final Three-Year Pension-Bearing Pay
S = Months of Participation Credit, at most 540, or 45 years.
Normal retirement date means the first day of the calendar month following the date at which the Participant attains age 65.
Final Three-Year Pension-Bearing Pay means average Pension-Bearing Pay during the final 36 months or actual number of months if less than 36, in which Monthly Pay was received.
Pension-Bearing Pay means that portion of Monthly Pay in excess of Social Security-Covered Pay.

Social Security-Covered Pay means that portion of Monthly Pay which equals 100% of the monthly minimum AVS pension.
Participation Credit means the sum of months in which Pension-Bearing Pay applies, increased by purchase of benefits and reduced by withdrawal to finance home ownership or withdrawal due to a divorce.
The monthly pension calculated shall be in addition to any pension payable by Social Security. Participants may require that a part, maximum 50%, of his pension be converted into a lump-sum payment at the date of retirement.
Active Participants shall contribute to this Plan an amount equal to 8% of Pension-Bearing Pay. The employer’s contribution shall be at least equal to the aggregate contributions paid by Participants.
The DISA Plan also provides for Disability Pension, Surviving Spouse Pension, and/or Orphan Pension as may be appropriate. Additionally, the DISA Plan provides for a Lump-sum Death Benefit to be payable to the Participant’s beneficiaries should the Participant die due to a cause other than accident.
If an active Participant separates from employment prior to an insured event (retirement, disability or death), he is entitled to a portable benefit. The portable benefit is equivalent to the actual value of the acquired vested rights (on the principle of defined benefits). Once DuPont has paid the portable benefit it is released from all benefit obligations.
An active Participant who is at least aged 58 shall become eligible for voluntary early retirement upon his request and provided he ceases to earn an income from the employer. The early retirement pension shall be determined by:
1.
Calculating a basic pension amount; and

2.
Reducing this amount by 4% per year preceding the normal retirement date. For the Participants aged between 50 and 57 as of December 31, 2012, including Mr. Vanlancker, the pension amount is reduced by 2% per year preceding the normal retirement date. The reduction is pro-rated when the number of years is fractional.

All active Participants may also buy in additional participation credit, by submitting, within 6 months joining the employer, a financial plan outlining such buying in, which must be scrupulously followed or any future participation credit that the Participant committed to buy could no longer be acquired. The total buying in of participation credits may not exceed the normal retirement pension, which would have been accumulated in participating to the present plan as from the age of 20. The number of years of participation credit cannot exceed 45. The Participant must transfer in all his vested benefits from previous Swiss pension funds and from any other recognized pension institutions in Switzerland before he can buy in benefits and/or make voluntary contributions. An active Participant who has been a participant for more than 6 months and who has already completed the payment schedule he committed to for buying benefits may make voluntary contributions in order to buy complementary pension benefits. The maximum value is equal to the amount required to allow a Participant to retire as early as from age 58 with the same pension he would have received at normal retirement age (based on the same pensionable salary at the retirement date).
The specific elements of compensation covered by the pension formula consist of Monthly Pay, meaning the Participant’s monthly gross base salary, before deductions, based on his regular working schedule, plus an increment equal to 1/12 of said monthly gross salary to reflect the payment of a thirteenth month, but excluding any overtime, annual lump-sum awards, family allowances, or other awards or personal benefits.
The salary exceeding 10 times the maximum LPP salary (“LPP” means the Swiss Federal Law on Retirement, Dependents and Disability Pensions of June 25, 1982) shall not be taken into account under this Pension Plan.
Transferee Pension Guide (“TPG”) Policy
The purpose of the “TPG” Policy is to provide pension treatment for employees who have vested entitlements in two or more DuPont pension plans, equitable with pension treatment for employees who participated during their career in only one plan. The objective is to protect transferees against a loss of acquired pension benefits due to transfers.
The “TPG” Policy is based on the following principles:

1.
Total Retirement Income (“TRI”) will be guaranteed on the basis of all years of Pensionable Service and Final Average Pay Levels.

2.
This guarantee should not exceed: final average pay or the highest pension that would have been payable if all the service had been in any one of the plans in which the employee participated; and should not be less than the lowest pension that would have been payable if all the service had been in any one of the plans in which the employee participated.

3.
Protection against loss of Social Security coverage directly attributable to a transfer within DuPont.

4.
Preservation of all pension segments earned as a participant in DuPont pension plans.

5.
Eligibility will be determined in accordance with the final subsidiary’s pension plan.

6.
All calculations will be made in the currency of the selected Administrative Country of Retirement (“ACOR”) using appropriate exchange rates.

7.
The TRI Guarantee will be reviewed periodically in line with the pension adjustments in the ACOR.

Pension calculations are made according to two basic formulas. The same basic calculation principles apply in determining normal age, early and disability retirement pension, survivor pension and vested benefits. The basic formula for the Pension Guarantee is:
Final Average Pay
Times	Pensionable Service
Times	Weighted Average Benefit Factor
Equals	Total Retirement Income Guarantee

The DuPont pension guarantee is the TRI Guarantee less the Applicable Social Security.
For each individual pension plan a transferee participated in a calculation is made according to the pension formula in force and the pension bearing pay earned for the period of participation. These segments are added up to give the actual DuPont pension segments. Together with the Applicable Social Security segments this forms the aggregate Sum-of-the-Parts pension benefit.
The Total Retirement Income is the higher of the calculations under the Pension Guarantee formula and the Sum-of-the-Parts formula. The elements of TRI can include individual DuPont pension plan segments, Applicable Social Security and a Supplemental Benefit when the TRI Guarantee formula is higher than Sum-of-the-Parts.
Final Average Pay is the highest average pay recognized for pension purposes in any consecutive 36 months in the last ten years of DuPont employment, annualized. The specific elements of compensation recognized for pension purposes may vary from one corporate unit to another.
Pensionable Service is all periods of service recognized as participation credit in a DuPont pension plan or equivalent at the time of pensionable event.
Weighted Average Benefit Factor is an average of the actual benefit factors at the time of pensionable event for each DuPont plan, weighted for the period during which the transferee has participated in that plan.
Applicable Social Security is the portion of all Social Security benefits attributable to employment with DuPont.
Pension benefits are calculated on the basis of the normal age retirement pension eligibility provisions of the final subsidiary pension plan. Early retirement pension benefits are calculated on the basis of the final subsidiary pension plan eligibility provisions for early retirement and method of benefits reduction. A reduction factor of 0.5% per month will be used for individual pension plans that do not have a specified actuarial reduction factor. Survivors’ pension benefits are calculated on the basis of the survivors’ pension eligibility provisions of the final subsidiary pension plan. Disability retirement pension benefits are calculated on the basis of the final subsidiary pension plan disability provisions.
The valuation methodology utilized may vary from one corporate unit to another.
Similarly, policies granting extra years of credited service may vary from one corporate unit to another.
Trianon Collective Foundation
The Trianon plan is a defined contribution plan with an age-related contribution structure. The current contribution rate for Mr. Vanlancker is 7.0% and the current aggregate contribution rate for Chemours is 24.434%. The Trianon plan is a collective foundation in which Chemours has its own section. The plan rules and investment policy are governed by the Chemours Pension Committee and subject to the approval of the actuary and Board of the Trianon Collective Foundation. Investment returns under the plan cannot be negative. As such, there is no individual investment. Normal retirement age is 65 and the earliest retirement age is 58. At retirement, members can take 100% lump-sum cash or purchase an annual pension with a fixed annuity rate as defined in the plan rules (currently 6.4% at age 65).
Mr. Newman was hired after December 31, 2006. As such, he does not participate in the Pension Plan or Pension Restoration Plan.
Ms. Albright was hired after December 31, 2006. As such, she does not participate in the Pension Plan or Pension Restoration Plan.
2015 Nonqualified Deferred Compensation

The following table provides information on the Company’s and DuPont’s defined contribution or other plans that during 2015 provided for deferrals of compensation on a basis that is not tax-qualified. Mr. Vergnano, Mr. Newman, Mr. Snell and Ms. Albright each participated in such a Chemours plan during 2015. Eligibility is restricted to U.S. employees. Mr. Vanlancker, based in Switzerland, is not eligible.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Mark Vergnano
DuPont RSRP	28,260	42,390	27,706	0	1,438,991
Chemours RSRP	26,964	44,940	243	0	72,147
Deferred LTIP	0	0	(3,655)	0	64,295
Mark E. Newman
DuPont RSRP	—	450	0	0	450
Chemours RSRP	—	4,635	7	0	4,642
DuPont MDCP	28,000	0	135	0	28,135
Chemours MDCP	34,440	0	117	0	34,557
Thierry Vanlancker	N/A
E. Bryan Snell
DuPont RSRP	—	—	3,708	0	195,010
Chemours RSRP	10,646	13,333	64	0	24,043
Beth Albright
DuPont RSRP	—	—	—	—	—
Chemours RSRP	—	2,175	2	0	2,177
(1)
The amount in this column represents base salary deferred under the RSRP and/or MDCP; the amounts are also included in the 2015 Summary Compensation Table.

(2)
The amount in this column represents employer contributions (i.e. matching, discretionary or transitional) contributions made under the RSRP; the amounts are also included in the 2015 Summary Compensation Table.

(3)
Earnings (loss) represent returns on investments in twenty (20) core investment alternatives, interest accruals on cash balances, DuPont or Chemours common stock returns, and dividend reinvestments. The core investment alternatives are the same investment alternatives available to all employees under the qualified plan. Interest is accrued on cash balances based on a rate that is traditionally less than 120% of the applicable federal rate, and dividend equivalents are accrued at a non-preferential rate. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2015 Summary Compensation Table.

(4)
The table below reflects amounts reported in the aggregate balance at last fiscal year-end that were previously reported as compensation to the NEO in Chemours’ Summary Compensation Table for previous year(s).

Name	RSRP	Deferred LTIP	MDCP	Total
Mark Vergnano	—	300,965	—	300,965
Mark E. Newman	N/A	N/A	N/A	N/A
Thierry Vanlancker	N/A	N/A	N/A	N/A
E. Bryan Snell	N/A	N/A	N/A	N/A
Beth Albright	N/A	N/A	N/A	N/A
Narrative Discussion of the Nonqualified Deferred Compensation Table
The Company offers several nonqualified deferred compensation programs under which participants voluntarily elect to defer some portion of base salary, STIP, or LTIP awards until a future date. Deferrals are credited to an account and earnings are calculated thereon in accordance with the applicable investment option or interest rate. With the exception of the RSRP, there are no company contributions or matches. The RSRP was adopted to restore company contributions that would be lost due to Internal Revenue Code limits on compensation that can be taken into account under the Company’s tax-qualified savings plan. Amounts shown in the Nonqualified Deferred Compensation Table as Deferred LTIP represent deferrals of long-term awards prior to the adoption of the MDCP in May 2008. The following provides an overview of the various deferral options as of December 31, 2015.
Base Salary
Under the RSRP, any NEO can elect to defer eligible compensation (generally, base salary plus STIP) that exceeds the regulatory limits ($265,000 in 2015) in increments of 1% up to 6%. Chemours matches participant contributions on a dollar-for-dollar basis up to 6% of eligible pay. Chemours also makes a discretionary contribution of 3% of eligible compensation. Participant investment options under the RSRP mirror the options available under the qualified plan. Distributions may be made in the form of a lump-sum or annual installments after separation from service.
Under the MDCP, an NEO can elect to defer the receipt of up to 60% of his/her base salary. Chemours does not match base salary deferrals under the MDCP. Participants may select from among twenty (20) core investment options under the MDCP for base salary deferrals, with dividend equivalents credited as additional stock units. In general, distributions may be made in the form of a lump-sum at a specified future date prior to separation from service or a lump-sum or annual installments after separation from service.
STIP
Under the RSRP, an NEO can elect to defer eligible compensation (generally, base salary plus STIP) that exceeds the regulatory limits ($265,000 in 2015) in increments of 1% up to 6%. Chemours matches participant contributions on a dollar-for-dollar basis up to 6% of eligible pay. Chemours also makes a discretionary contribution of 3% of eligible compensation. Participant investment options under the RSRP mirror the options available under the qualified plan. Distributions may be made in the form of a lump-sum or annual installments after separation from service.
Under the MDCP, an NEO can elect to defer the receipt of up to 60% of his/her STIP award. Chemours does not match STIP deferrals under the MDCP. Participants may select from among twenty (20) core investment options under the MDCP for STIP deferrals, In general, distributions may be made in the form of a lump-sum at a specified future date prior to separation from service or a lump-sum or annual installments after separation from service.
LTIP
Under the MDCP, an NEO can elect to defer the receipt of 100% of his/her LTIP awards (RSUs).
Chemours does not match LTIP deferrals under the MDCP. LTIP deferrals under the MDCP are in the form of Chemours common stock units with dividend equivalents credited as additional stock units.

Potential Payments Upon Termination or Change in Control

The table below summarizes the potential payouts to the NEOs upon a termination from the Company, or under specified situations in a change in control as further described below. The amounts shown in the following table are approximate and reflect certain assumptions that the Company has made in accordance with the SEC’s rules. These assumptions include that the termination of employment or change in control occurred on December 31, 2015, and that the value of a share of the Company’s stock on that day was $5.36, the closing price per share of the Company’s common stock on December 31, 2015. The table also includes potential payments under the EIP. The treatment of benefits under each plan on termination or change in control is detailed in the footnotes to the table.
Name	Form of Compensation(1)	Voluntary or For Cause(2)	Termination due to Lack of Work(3)	Retirement(4)	Death(5)	Disability(3)	Change in Control(6)
Mark Vergnano	Annual Salary	—	$900,000	—	—	—	$2,700,000
	Target Annual Bonus	—	$1,170,000	—	—	—	$3,510,000
	Target Annual Bonus (pro-rated)	—	—	$1,170,000	$1,170,000	$1,170,000	$1,170,000
	Health and Dental Benefits	—	—	—	—	—	$40,065
	Outplacement Services	—	$1,750	—	—	—	$12,000
	Stock Options	$0	$0	$0	$0	$0	$0
	RSUs	$1,284,127	$1,284,127	$1,284,127	$1,284,127	$1,284,127	$1,850,127
Mark Vergnano Total		$1,284,127	$3,355,877	$2,454,127	$2,454,127	$2,454,127	$9,282,192
Mark E. Newman	Annual Salary	—	$574,000	—	—	—	$1,148,000
	Target Annual Bonus	—	$459,200	—	—	—	$918,400
	Target Annual Bonus (pro-rated)	—	—	—	$459,200	$459,200	$459,200
	Health and Dental Benefits	—	—	—	—	—	$39,182
	Outplacement Services	—	$1,750	—	—	—	$12,000
	Stock Options	—	$0	—	$0	$0	$0
	RSUs	—	$424,823	—	$424,823	$424,823	$747,393
Mark E. Newman Total		$0	$1,459,773	$0	$884,023	$884,023	$3,324,175
Thierry Vanlancker	Annual Salary	—	$568,230	—	$403,000(7)	—	$1,136,460
	Target Annual Bonus	—	—	—	—	—	$683,200
	Target Annual Bonus (pro-rated)	—	—	$341,600	$341,600	$341,600	$341,600
	Health and Dental Benefits	—	—	—	—	—	—
	Outplacement Services	—	$1,750	—	—	—	$12,000
	Stock Options	—	$0	—	$0	$0	$0
	RSUs	—	$201,761	—	$922,301	$922,301	$1,029,822
Thierry Vanlancker Total		$0	$771,741	$341,600	$1,666,901	$1,263,901	$3,203,082
E. Bryan Snell	Annual Salary	—	$400,000	—	—	—	$800,000
	Target Annual Bonus	—	$300,000	—	—	—	$600,000
	Target Annual Bonus (pro-rated)	—	—	$300,000	$300,000	$300,000	$300,000
	Health and Dental Benefits	—	—	—	—	—	$39,182
	Outplacement Services	—	$1,750	—	—	—	$12,000
	Stock Options	$0	$0	$0	$0	$0	$0
	RSUs	$74,890	$74,890	$74,890	$74,890	$74,890	$289,933
E. Bryan Snell Total		$74,890	$776,640	$374,890	$374,890	$374,890	$2,041,115
Beth Albright	Annual Salary	—	$410,000	—	—	—	$820,000
	Target Annual Bonus	—	$266,500	—	—	—	$533,000
	Target Annual Bonus (pro-rated)	—	—	—	$266,500	$266,500	$266,500
	Health and Dental Benefits	—	—	—	—	—	$36,377
	Outplacement Services	—	$1,750	—	—	—	$12,000
	Stock Options	—	$0	—	$0	$0	$0
	RSUs	—	$300,776	—	$300,776	$300,776	$435,178
Beth Albright Total		$0	$979,026	$0	$567,276	$567,276	$2,103,055
(1)
Since 2012, the award agreements for stock options, RSUs contain restrictive covenants that may result in forfeiture of unvested stock options, RSUs upon a breach of confidentiality, nonsolicitation and noncompetition obligations during employment and after termination of employment (for a period of one year for nonsolicitation and noncompetition).

(2)
Upon voluntary termination or termination for cause, the various Company plans and programs provide for forfeiture of all unvested stock options, RSUs. To the extent that the NEO is retirement eligible, unvested stock options, RSUs are treated as if the NEO had retired.

(3)
Upon termination of employment for lack of work or disability:

➢
Vested options may be exercised during the one-year period following termination. During the one-year period, options continue to become exercisable in accordance with the three-year vesting schedule, as if the employee had not separated from service. Amount shown represents the in-the-money value of those options that would vest within the one-year period following December 31, 2015.

➢
RSUs that are awarded as part of the annual award to eligible employees are automatically vested and paid out. Special or one time awards are forfeited upon a termination for lack of work. Upon disability, special or one time RSU awards are automatically vested and paid out. Amount shown for termination due to lack of work represents the value of regular annual RSUs as of December 31, 2015. Amount shown for disability represents the value of all RSUs as of December 31, 2015.

To the extent that an NEO is retirement-eligible, unvested stock options and RSUs are treated as if the NEO has retired.
Any termination within six months of the grant date results in forfeiture of the award.
(4)
Upon retirement, NEOs are treated as if they had not separated from service and:

➢
Options continue vesting in accordance with the three-year vesting schedule. Amount shown represents the in-the-money value of unvested options as of December 31, 2015.

➢
Restrictions on the regular annual RSUs lapse on the original schedule. Special or one time RSU awards are forfeited. Amount shown represents the value of regular annual RSUs as of December 31, 2015.

Regardless of the above, any termination within six months of the grant date results in forfeiture of the award.
(5)
Upon death:

➢
Options are fully vested and exercisable and expire two years following death or at the end of the original term, whichever is shorter. Amount shown represents the in-the-money value of unvested options as of December 31, 2015.

➢
All RSUs are automatically vested and paid out. Amount shown represents the value of all RSUs as of December 31, 2015.

Any termination within six months of the grant date results in forfeiture of the award.
(6)
Upon change in control:

➢
For awards granted between 2008 and 2011, treatment is as follows:

•
Stock options become fully vested and exercisable. Amount shown represents the in-the-money value of unvested options as of December 31, 2015.

•
Restrictions on all RSUs lapse. Amount shown represents the value of all RSUs as of December 31, 2015.

➢
Treatment for awards made in 2012 and after varies depending on whether the Company is the surviving entity and, if not, whether the awards are assumed by an acquiring entity. Values shown in the table above assume that the Company is not the surviving entity and the acquiring entity does not assume or otherwise provide for continuation of the awards.

•
Options are immediately vested and cancelled in exchange for payment in an amount equal to (i) the excess of the fair market value per share of the stock subject to the award immediately prior to the change in control over the exercise or base price per share of stock subject to the award multiplied by (ii) the number of shares granted. Amount shown represents the in-the-money value of unvested options as of December 31, 2015.

•
RSUs are immediately vested and all restrictions lapse. Awards cancelled in exchange for a payment equal to the fair market value per share of the stock subject to the award immediately prior to the change in control multiplied by the number of shares granted. Amount shown represents the value of all RSUs as of December 31, 2015.

In the event that the Company is the surviving entity, or the acquiring entity assumes or otherwise provides for continuation of the awards, all stock options and RSUs remain in place or substitute awards are issued.
Upon termination without cause or termination for good reason within two years after change in control, awards vest in full. Options remain exercisable for two years, or the original expiration date, whichever occurs first.
Regardless of the forgoing, any termination within six months of the grant date results in forfeiture of the award.
Under the Senior Executive Severance Plan, a change in control must occur and the executive’s employment must be terminated within two years following the change in control, either by the Company without cause or the executive for good reason (often called a “double trigger”). Benefits provided under the plan include: (i) a lump sum cash payment equal to two times (three times for the CEO) the sum of the executive’s base salary and target annual bonus; (ii) a lump sum cash payment equal to the pro-rated portion of the executive’s target annual bonus for the year of termination; and (iii) continued health and dental benefits and outplacement services for two years (three years for the CEO) following the date of termination.
(7)
In the event of death due to accident, one-year salary (maximum CHF 400,000)

Employment Arrangements
Certain components of the compensation paid to NEOs reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table are based on the NEOs’ offer letters that provide for their employment with Chemours. Set forth below are summary descriptions of the key terms of offer letters with the NEOs that impacted fiscal year 2015 compensation. The offer letters with each Mr. Newman and Ms. Albright were entered into by DuPont prior to the Separation at a time when Chemours was a wholly owned subsidiary of DuPont.
Mr. Newman’s Offer Letter
Under Mr. Newman’s employment offer letter dated October 14, 2014, Mr. Newman is entitled to an annual base salary of  $560,000, a signing bonus of  $150,000 (repayable on a voluntary or for cause termination within one year), a first-year short-term incentive guarantee in lieu of participation in the 2014 DuPont STIP of  $350,000 (repayable on a voluntary or for cause termination within one year), STIP participation beginning in 2015 at an 80% target level, LTIP eligibility beginning February 2015 at a target level of  $1,200,000 and a special restricted stock unit award of  $1,500,000 upon commencement of employment generally vesting in three equal annual installments. Mr. Newman will receive severance benefits such that in the event of termination without cause within twenty-four months of the date of hire, an amount equivalent to one year of base salary and one year of target bonus becomes payable within 60 days of the termination date. Additionally, any unvested portion of the special stock award will become fully vested. Mr. Newman is also eligible for company-sponsored retirement and health and welfare benefit programs.
Ms. Albright’s Offer Letter
Under Ms. Albright’s employment offer letter dated September 25, 2014, Ms. Albright is entitled to an annual base salary of  $400,000, a signing bonus of  $250,000 (repayable on a voluntary or for cause termination within one year), pro-rated participation in the 2014 DuPont STIP at a 65% target level, LTIP eligibility beginning February 2015 at a target level of  $500,000 and a special restricted stock unit award of  $1,150,000 upon commencement of employment generally vesting in three equal annual installments. Ms. Albright will receive severance benefits such that in the event of termination without cause within twenty-four months of the date of hire, an amount equivalent to one year of base salary and one year of target bonus becomes payable within 60 days of the termination date. Additionally, any unvested portion of the special stock award will become fully vested. Ms. Albright is also eligible for company-sponsored retirement and health and welfare benefit programs.
Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in this Proxy Statement.
Compensation Committee
Stephen D. Newlin, Chair
Bradley J. Bell
Mary B. Cranston
Dawn Farrell

Proposal 2 — Advisory Vote To Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, we seek your vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).
As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis” in this Proxy Statement, the Board of Directors seeks to link a significant portion of executive officer compensation with the Company’s performance. The Company’s compensation programs are designed to reward the Company’s executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking. The Company’s executive compensation program is strongly aligned with the long-term interests of stockholders. The Company urges you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on executive compensation programs, including compensation philosophy and objectives and the compensation of named executive officers during fiscal year 2015.
The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s executive officers.
Accordingly, the Board of Directors and management ask stockholders to approve the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

Proposal 3 — Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, we seek your vote, on an advisory basis, on whether the say-on-pay vote should occur every one, two or three years. Stockholders may instead abstain from casting a vote on this proposal.
The Board asks that you support a frequency period of one year (an annual vote) for future advisory stockholder votes on the compensation of the Company’s named executive officers. The Board has determined that an annual advisory vote on executive compensation will allow stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies, and practices as disclosed in the proxy statement for each Annual Meeting. An annual vote is therefore consistent with the Company’s efforts to engage in a dialogue with stockholders on executive compensation and corporate governance matters.
Stockholders may vote on their preferred voting frequency by choosing the option of one year, two years or three years, or may abstain from voting. Stockholders are not voting to approve or disapprove the recommendation of the Board. Although the Board intends to carefully consider the voting results of this proposal, the vote is advisory and is not binding on the Company, the Board or the Compensation Committee. The Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote to approve executive compensation more or less frequently than the frequency preferred by stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Proposal 4 — ratification Of Selection Of Independent REGISTERED Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2016. In Proposal 4, we are asking stockholders to ratify this selection.
PwC has audited the books and records of the Company since the Separation. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by our independent registered public accounting firm, PwC, for 2015 are set forth in the table below (in thousands). For the year ended December 31, 2014, we did not pay any fees for professional services to PwC. Prior to the Separation on July 1, 2015, DuPont paid any audit, audit related, tax or other fees related to the Company’s businesses.
2015 (in thousands)
Audit fees(1)	$5,157
Audit-related fees(2)	1,829
Tax fees(3)	26
All other fees	—

Total	$7,012
(1)
Audit fees related to audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.

(2)
Audit-related fees related primarily to carve-out audits and transaction support services associated with advancing our Transformation Plan announced in 2015.

(3)
Tax fees related primarily to tax compliance and advice.

Audit Committee’s Pre-Approval Policies and Procedures

To assure that the audit and non-audit services performed by the independent registered public accounting firm do not impair its independence in appearance and/or fact, the Audit Committee has established the Audit and Non-Audit Services Pre-Approval Policy of the Audit Committee (the “Policy”). The Policy outlines the scope of services that PwC may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining PwC to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by PwC under any circumstances. Pursuant to the Policy, the Audit Committee has approved services to be provided by PwC and fee thresholds within each of the service categories, and services within these thresholds are deemed pre-approved. Additional services and fees exceeding those thresholds require further pre-approval. Requests for specific pre-approvals may be considered by the full Audit Committee. In addition, the Audit Committee has delegated to the Chair the authority to grant specific pre-approvals. Any such pre-approvals are reported to the full Audit Committee at its next meeting. The Policy is evaluated and updated annually by the Audit Committee.
Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Audit Committee is appointed by the Board of Directors to assist the Board in the oversight of  (i) the integrity of the financial statements of the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under NYSE Listing Standards and the rules and regulations of the SEC relating to audit committees. The Audit Committee Charter complies with NYSE Listing Standards.
Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements, and expressing opinions on the conformity of the financial statements with GAAP. The Audit Committee’s responsibility is to monitor and review these processes and act in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.
The Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence. The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2015 with management and PricewaterhouseCoopers. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2015.
Audit Committee
Bradley J. Bell, Chair
Curtis V. Anastasio
Mary B. Cranston
Dr. Curtis J. Crawford
Proposal 5 — Retention OF The Classified Structure Of The Board Of Directors

We are asking you to vote on whether to retain the classified structure of the Board of Directors. The Board has determined that the declassification of the Board is advisable and in the best interests of stockholders and unanimously recommends that stockholders vote to declassify the Board.
To vote to declassify the Board consistent with the Board’s recommendation, please vote “AGAINST” Proposal 5 on your proxy card. A vote “for” Proposal 5 will retain a classified board structure. A vote “against” proposal number 5 will declassify the Board.
The Company’s Certificate of Incorporation currently provides that the Board shall be divided into three classes, with members of each class of directors serving a three-year term. The classification of the Board results in staggered elections, with a different class of directors standing for election every third year. The Board is currently comprised of: two members serving in Class I, whose terms expire at this Annual Meeting; three members serving in Class II, whose terms will expire at the 2017 Annual Meeting of Stockholders; and three members serving in Class III, whose terms will expire at the 2018 Annual Meeting of Stockholders. The Company’s Certificate of Incorporation further requires the Company, at this Annual Meeting, to submit to stockholders a proposal to retain a classified board structure.
The current structure of the Board was decided by DuPont when the Company was a wholly owned subsidiary of DuPont, prior to Separation from DuPont into an independent public company. The current members of the Board commenced service as directors after DuPont made these decisions. The Board has reviewed, and expects to continue to regularly review, the corporate governance policies and practices that DuPont decided prior to the Separation to determine whether they are appropriate for Chemours and will advance the Board’s and management’s goal of maximizing long-term stockholder value.
As part of that review, the Board considered whether declassification of the Board was advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified board structure, including that:
➢
Classified boards have become less common among publicly traded U.S. companies.

➢
Stockholder proposals to declassify boards are common place, and such proposals generally receive substantially more than a majority of votes cast.

➢
A classified board may enable the Board to protect stockholder interests against an unsolicited attempt to gain control of Chemours that the Board determines does not maximize stockholder value.

➢
A classified board may promote the orderly succession of directors and preserve institutional experience and knowledge, which can be particularly helpful for a company such as Chemours that is newly independent.

After careful consideration and thorough review, the Board has determined to recommend AGAINST retaining a classified board structure.
The Company’s Certificate of Incorporation provides that the actual proposal to be presented to stockholders is whether to keep the classified board structure. If the proposal is approved by the holders of a majority of shares of Chemours common stock voting on the proposal at the Annual Meeting, then the Company will retain a classified board. Conversely, if a majority of shares of Chemours common stock voting on the proposal at the Annual Meeting vote AGAINST the proposal, then the Board will be declassified, and all of the Company’s directors, including those who are elected at the Annual Meeting (and any other director appointed by the Board following the Annual Meeting), will only serve until the date of the 2017 annual meeting of stockholders (or any earlier resignation). Accordingly, the Board has unanimously recommended that stockholders vote AGAINST Proposal 5 on your proxy card.
If the proposal is not approved, the Board will immediately be declassified after the Annual Meeting without any phase-in period for the declassification. The table below compares the implementation of the declassification of the Board, which will occur if stockholders vote AGAINST the proposal consistent with the Board’s recommendation, to the current structure of the Board:
Class of Directors	Term if Proposal is NOT Approved	Remaining Term if Proposal is Approved
Class I	One Year (expires 2017)	Three Years (expires 2019)
Class II	One Year (expires 2017)	One Year (expires 2017)
Class III	One Year (expires 2017)	Two Years (expires 2018)
No additional change or modification to the Company’s Certificate of Incorporation is required at this Annual Meeting to declassify the Board, and we are not asking you to vote on any such change or modification. However, if, consistent with the Board’s recommendation, the proposal is not approved and the Board is declassified, the Board may submit certain amendments to the Company’s Certificate of Incorporation at the 2017 Annual Meeting of Chemours stockholders to make conforming changes.
The description of the Company’s Certificate of Incorporation is a summary and is qualified by and subject to the full text of the Certificate of Incorporation that was attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2015.
Required Vote
The affirmative vote of stockholders holding at least a majority of the shares of Chemours common stock voting on Proposal 5 at the Annual Meeting is required for approval of this proposal. Conversely, if a majority of such shares vote AGAINST the proposal, the Board will be declassified.

THE BOARD RECOMMENDS A VOTE “AGAINST” THE PROPOSAL TO RETAIN THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS.

Certain Relationships And Transactions
Agreements with DuPont

Prior to the Separation when the Company was a wholly-owned subsidiary of DuPont, we entered into a Separation Agreement and several other Agreements with DuPont to effect the Separation and to govern the Company’s ongoing relationships after the Separation, including Agreements with respect to, among other things, Employee Matters, Intellectual Property rights and Tax Matters, and under which we and DuPont have agreed to indemnify each other against certain liabilities arising from the parties’ respective businesses. In addition, to facilitate an orderly transition, we also entered into a Transition Services Agreement with DuPont providing for various services and rights following the Separation. The following summarizes the terms of the principal Agreements we have entered into with DuPont in connection with the Separation. The Agreements summarized in this section have been included as exhibits to the Company’s Current Report on Form 8-K, filed with the SEC on July 1, 2015. The following summaries of those Agreements are qualified in their entirety by reference to the agreements as so filed.

Separation Agreement
We entered into a Separation Agreement with DuPont prior to the distribution of Chemours common stock to DuPont stockholders. The Separation Agreement sets forth the Company’s agreements with DuPont regarding the principal actions to be taken in connection with the Separation. It also set forth other agreements that govern certain aspects of the Company’s relationship with DuPont following the Separation.
Transfer of Assets and Assumption of Liabilities. The Separation Agreement identified assets to be transferred, liabilities to be assumed and contracts to be assigned to each of DuPont and the Company as part of the internal reorganization transaction that occurred in connection with the Separation, describes when and how these transfers, assumptions and assignments would occur, though many of the transfers, assumptions and assignments already occurred prior to the parties’ entering into the Separation Agreement. The Separation Agreement provides for those transfers of assets and assumptions of liabilities that are necessary in connection with the Separation so that we and DuPont retain the assets necessary to operate the parties’ respective businesses and retain or assume the liabilities allocated in accordance with the separation. The Separation Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between the Company and DuPont. Except as expressly set forth in the Separation Agreement or any other agreements, each party is responsible for its own internal fees, costs and expenses incurred following the Separation. The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement, are solely covered by the Tax Matters Agreement, each as discussed below.
Further Assurances; Separation of Guarantees. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation Agreement had not been consummated on or prior to the Separation, the parties agreed to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Additionally, we and DuPont agreed to use commercially reasonable efforts to remove the Company as a guarantor of liabilities (including surety bonds) retained by DuPont and its subsidiaries and to remove DuPont and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by the Company.
Shared Contracts. The parties agreed to assign or amend certain shared contracts to facilitate the separation of the Company’s business from DuPont. To the extent such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the separation is complete.
Release of Claims and Indemnification. Except as otherwise provided in the Separation Agreement or any ancillary agreement, each party agreed to release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Separation pursuant to the Separation Agreement or any ancillary agreement. These releases are subject to certain exceptions set forth in the Separation Agreement.
Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include legal matters, cash true-up provisions, access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement / IT Transition Services Agreement
We entered into a Transition Services Agreement and an IT Transition Services Agreement with DuPont pursuant to which DuPont will provide functional and information technology services, respectively, to the Company. DuPont will provide such services for a limited time, generally for no longer than 24 months following the date of the Separation, for specified fees, which are at cost for services provided by third parties and at cost plus five percent for services provided by either the Company or DuPont, as applicable.

Tax Matters Agreement
Allocation of Taxes. We entered into a Tax Matters Agreement with DuPont immediately prior to the Separation that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. Neither party’s obligations under the agreement are limited in amount or subject to any cap. The Agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the Agreement provides for cooperation and information sharing with respect to tax matters.
Preservation of the Tax-free Status of Certain Aspects of the Separation. We and DuPont agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and certain related transactions. We may take certain actions prohibited by these covenants only if DuPont receives a private letter ruling from the IRS or we obtain and provide to DuPont an opinion from a U.S. tax counsel or accountant of recognized national standing, acceptable to DuPont in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions. In addition, during the time period ending two years after the Separation these covenants will include specific restrictions on our:
➢
issuance or sale of stock or other securities (including securities convertible into Chemours stock but excluding certain compensatory arrangements);

➢
sales of assets outside the ordinary course of business; and

➢
entering into any other corporate transaction which would cause the Company to undergo a 50 percent or greater change in Chemours stock ownership.

We generally agreed to indemnify DuPont and its affiliates against any and all tax-related liabilities incurred by them relating to certain other aspects of the Separation to the extent caused by an acquisition of Chemours stock or assets or by any other action undertaken by the Company. This indemnification provision applies even if DuPont has permitted the Company to take an action that would otherwise have been prohibited under the tax- related covenants described above.

Employee Matters Agreement
We entered into an Employee Matters Agreement with DuPont prior to the Separation that governs the compensation and employee benefit obligations with respect to the Company’s current and former employees and those of DuPont. The Employee
Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the Separation including, without limitation, the treatment of outstanding

DuPont equity awards, other outstanding incentive compensation awards, deferred compensation obligations and retirement and welfare benefit obligations.
We and DuPont agreed that for a period of three years following the Separation, subject to certain customary exceptions, neither we nor DuPont will
(1) recruit, solicit, hire, or retain an employee of the other party or its subsidiaries or (2) induce or attempt to induce any such employee to cease his relationship with the other party.

IP Cross-License Agreement
Certain of the Company’s subsidiaries have entered into an Intellectual Property Cross-License Agreement with DuPont, pursuant to which (i) DuPont has agreed to license to the Company certain patents, know-how and technical information owned by DuPont or its affiliates and necessary or useful in the Company’s business, and (ii) the Company has agreed to license to DuPont certain patents owned by the Company or its affiliates and necessary or useful in DuPont’s business. All patents and technical information licensed pursuant to this Agreement are identified in schedules to the Agreement. In most circumstances, the licenses are perpetual, irrevocable, sublicenseable (in connection with the party’s business), assignable (in connection with a sale of the applicable portion of a party’s business or assets, subject to certain exceptions) worldwide licenses in connection with the current operation of the businesses and, with respect to specified products and fields of use, future operation of such businesses, subject to certain limitations.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted written policies and procedures relating to the approval or ratification of  “Related Person Transactions.” Under the policies and procedures, the Nominating and Corporate Governance Committee (or its Chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the entry into the Related Person Transaction, by taking into account, among other factors it deems appropriate: (i) the commercial reasonableness of the transaction; (ii) the materiality of the Related Person’s direct or indirect interest in the transaction; (iii) whether the transaction may involve a conflict of interest, or the appearance of one; (iv) whether the transaction was in the ordinary course of business; and (v) the impact of the transaction on the Related Person’s independence under the Company’s Corporate Governance Guidelines and applicable regulatory and listing standards.
No director will participate in any discussion or approval of a Related Person Transaction for which he/she or any of his/her immediate family members is the Related Person. Related Person Transactions will be approved or ratified only if they are determined to be in the best interests of the Company and its stockholders.
If a Related Person Transaction that has not been previously approved or ratified is discovered, the
Related Person Transaction will be presented to the Nominating and Corporate Governance Committee for ratification. If the Nominating and Corporate Governance Committee does not ratify the Related Person Transaction, then the Company either ensures all appropriate disclosures regarding the transaction are made or, if appropriate, takes all reasonable actions to attempt to terminate the Company’s participation in the transaction.
Under the Company’s policies and procedures, a “Related Person Transaction” will generally include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which: (i) the Company was, is or will be a participant; (ii) the aggregate amount involved exceeds $120,000 in any fiscal year; and (iii) any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or trustee or a less than 10 percent beneficial owner of another entity).
Under the Company’s policies and procedures, a “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was: (i) a director or an executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than five percent of any class of the Company’s outstanding common stock; or (iii) any immediate family member of any of the persons mentioned above.
The Nominating and Corporate Governance Committee is charged with reviewing issues involving independence and all Related Person Transactions. It is expected that the Company and its subsidiaries may purchase products and services from and/or sell products and services to companies of which certain of the Company’s directors or executive officers, or their immediate family members, are employees. The Nominating and Corporate Governance Committee, and with respect to independence, the Board of Directors, will have reviewed such transactions and relationships and made a determination as to the materiality of such transactions.

Other Information
Other Business that May Come Before the Meeting

The Company does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2017 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals and Nominations
If you want to include a stockholder proposal in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders, your stockholder proposal must be delivered to the Company not later than November 15, 2016 and it must satisfy the rules and regulations of the SEC to be eligible for inclusion in the Proxy Statement for that meeting. If the date of the Company’s 2017 Annual Meeting of Stockholders changes by more than 30 days from the date that is the first anniversary of the 2016 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail proxy materials for the 2017 Annual Meeting.
If you want to submit a stockholder proposal for the Company’s 2017 Annual Meeting of Stockholders and you do not require that the proposal be included in the Company’s proxy materials or want to submit a director nomination, your stockholder proposal or director nomination must be delivered to the Company not earlier than December 28, 2016 and not later than January 27, 2017. However, if the date of the 2017 Annual Meeting changes by more than 30 days from the date that is the first anniversary of the 2016 Annual Meeting, then any stockholder proposal must be received no later than the close of business on the tenth day following the date of public disclosure of the date of such meeting. Your notice must also include the information required by the Company’s Bylaws.
All stockholder proposals and director nominations must be delivered to the Company at the following address: The Chemours Company, 1007 Market Street, Wilmington, DE 19899, Attention: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and the beneficial holders of more than 10% of Chemours common stock to file reports of ownership and changes in ownership with respect to Chemours common stock with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company’s directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met during fiscal year 2015, except for the inadvertent late reporting of a rollover transaction involving shares held by Mr. Newman in DuPont’s 401(k) plan, shares withheld for tax obligations upon the vesting of RSUs to Mr. Newman and Mrs. Albright, and Mr. Brown’s and Dr. Crawford’s deferrals of Board fees into stock units.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements and schedules and a list of all exhibits, will be supplied without charge to any stockholder upon written request sent to The Chemours Company, 1007 Market Street,
Wilmington, DE 19899, Attention: Director – Investor Relations. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Annual Report on Form 10-K and its exhibits on-line at the SEC website at http://www.sec.gov/ or on the Company’s website at www.investors.chemours.com.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Chemours are considered to be of great importance by Chemours. Even if you expect to attend the Annual Meeting, it is requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail.

Please mark your votes like this ☒

The Board of Directors recommends you vote FOR each of the nominees named in Proposal 1, FOR Proposals 2 and 4, ONE YEAR for Proposal 3 and AGAINST Proposal 5.

Proposal 1 – Election of Directors (nominees 1a and 1b) to serve for a three-year term if Proposal 5 is approved by the requisite vote or for a one-year term if Proposal 5 is not approved by the requisite vote.

Nominees:

	FOR	AGAINST	ABSTAIN
1a. Bradley J. Bell	☐	☐	☐
1b. Mary B. Cranston	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3 – Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation (the Board Recommends a vote of "ONE YEAR").

☐ ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

As a stockholder of The Chemours Company, you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on April 26, 2016.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.